Exhibit 10.16

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
DATED 18th Day of March 2005
(1) THE WELLCOME TRUST
AND
(2) MICROSCIENCE HOLDINGS PLC
AND
(3) MICROSCIENCE LIMITED

INVESTMENT AGREEMENT
RELATING TO
MICROSCIENCE HOLDINGS PLC

Ref: NKM/SJM/WELTR.0011

CONTENTS

1. INTERPRETATION	1
2. COMPLETION	8
3. PROJECT	8
4. OWNERSHIP OF PROJECT IP	10
5. MARKETING	10
6. ROYALTY	11
7. BOOKS AND RECORDS	14
8. EQUITY ISSUE	15
9. FURTHER FUNDING	16
10. ACCESS TO PRODUCT THROUGHOUT THE WORLD	16
11. COMPLIANCE WITH LAWS	20
12. PUBLICITY	21
13. WARRANTIES AND INDEMNITY	22
14. CONFIDENTIALITY	24
15. TERMS AND TERMINATION	26
16. CONSEQUENCES OF TERMINATION	27
17. WAIVER	28
18. ENTIRE AGREEMENT AND VARIATION	29
19. NOTICES	29
20. ASSIGNMENT	30
21. FORCE MAJEURE	30
22. DISPUTE RESOLUTION	31
23. SEVERANCE OF TERMS	31
24. NO PARTNERSHIP	31

THIS AGREEMENT is made and entered into as of      day of March 2005
BETWEEN:
(1)	THE WELLCOME TRUST LIMITED a company registered in England under number 2711000 as Trustee of the Wellcome Trust, a charity registered in England under number 210183, whose registered office is at 215 Euston Road, London NW1 2BE (the “Trust”); and

(2)	MICROSCIENCE HOLDINGS PLC a company registered in England and Wales under number 5106930 whose registered office is at 545 Eskdale Road, Winnersh, Wokingham, Berkshire, RG41 5TU (“Microscience”); and

(3)	MICROSCIENCE LIMITED a company registered in England and Wales under number 3270465 whose registered office is at 545 Eskdale Road, Winnersh, Wokingham, Berkshire, RG41 5TU (“Microscience Limited”)
RECITALS:
(A)	Microscience is a company which was incorporated in England as a private company limited by shares on 20th April 2004 under the provisions of the Companies Act 1985.

(B)	At the date of this Agreement, Microscience has an authorised share capital of £4,025,702 divided into [**] ‘A’ ordinary shares, [**] ‘B’ ordinary shares, [**] ‘A’ preferred ordinary shares and [**] ‘B’ preferred ordinary shares of 5p each all of which have been issued fully paid.

(C)	Microscience has invented or acquired a stable formulation for vaccines which may be suitable for development of a novel, single-dose oral typhoid vaccine.

(D)	In order to further its charitable objectives, the Trust wishes to make a Programme Related Investment by way of subscribing for ordinary shares in Microscience and providing further funding to Microscience to undertake research and development of Microscience’s single-dose, oral typhoid vaccine (“Award”).
1. INTERPRETATION
In this Agreement and the Schedules to this Agreement, the following words and phrases shall have the following meanings unless the context requires otherwise:

“Affiliate” means any entity that, directly or indirectly, through one or more intermediates, is controlled by, controls, or is under common control with a specified entity, and for the purposes of this definition:

(a)	the term “control” means the possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock by partnership interest, by contract or otherwise, including direct or indirect ownership of more than fifty percent (50%) of the voting interest in the specified entity; and

(b)	if at any time an entity no longer controls and is no longer controlled and is no longer under the common control with a Party, this entity will no longer qualify as an Affiliate of that Party as of that time and that Party will have no further obligations on behalf of this former Affiliate under this Agreement;
“Agreement” means this agreement;

“Application” means Microscience’s application to the Trust for a Strategic Translation Award which is attached as Schedule 2;

“Articles” means the articles of association of Microscience, as amended from time to time;

“Background Intellectual Property” means:
(a)	the patent applications and patents set out in Schedule 3 and all associated Patent Rights, excluding any claims relating to the method known as signature tagged mutagenesis;

(b)	the Background Know-How; and

(c)	any and all and copyright relating to typhoid vaccines owned or controlled by Microscience at the Effective Date or at any time thereafter, but excluding the Project Intellectual Property and excluding any copyright relating to the method known as signature tagged mutagenesis;
“Background Know-How” means any and all Know-How relating to the manufacture, development, sale or other exploitation of Microscience’s typhoid vaccine which is actually used by Microscience at the Effective Date or at any time thereafter, but excluding the Project Intellectual Property; For the avoidance of doubt, “Background Know-How” does not include any Know-How relating to the method known as signature tagged mutagenesis;

“Board” means the board of Directors of Microscience from time to time;

“Business Day” means a day other than Saturday, Sunday, bank or other public holiday in England;

“Change of Control” means, in relation to any company, where a person (or persons acting in concert) directly or indirectly, including through any subsidiary or holding company or subsidiary or such holding company:

(a)	has beneficial ownership over more than 50 per cent of the total voting rights conferred by all the issued shares in the capital of that company which are ordinarily exercisable in general meeting; or

(b)	has the right to appoint or remove a majority of its directors; or

(c)	has power to direct that the affairs of the company are conducted in accordance with its wishes, in each case where such person or persons did not have such beneficial ownership, right or power at the Effective Date;

“Combination Product” means a product that contains a Product together with one or more other therapeutically or prophylactically active ingredient(s) that are sold either as a fixed dose or as separate doses in a single package;

“Competent Authority” means any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of, or of any government of, any country having jurisdiction over this Agreement or any of the Parties or over the development or marketing of vaccine products including the European Commission and the European Court of Justice;

“Completion” means completion of the matters set out in Clause 2;

“Customer” means a third party;

“Directors” means the directors of Microscience appointed pursuant to the Articles;

“Documents” means paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROMs and any other media on which Know-How can be permanently stored;

“Effective Date” means the date of this Agreement as set out on page 1;

“Encumbrance” means any claim, charge, mortgage, security, lien, option, equity, power of sale; hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

“First Instalment” means the amount payable by the Trust to Microscience on Completion as set out in Schedule 1;

“Force Majeure” means any event or circumstance which is beyond the reasonable control of either Party, which the Party could not reasonably be expected to have taken into account at the Effective Date and which results in or causes the failure of it to perform any or all of its obligations under this Agreement, except that lack of funds shall not be interpreted as a cause beyond the reasonable control of either Party;

“Instalment” means the amount payable by the Trust to Microscience on the achievement by Microscience of a Project Milestone on or before the relevant Project Milestone Date, as set out in Schedule 1;

“Key Scientist” means a senior member of staff having sufficient knowledge and experience, involved in performing Microscience’s obligations under this Agreement;

“Know-How” means unpatented technical and other information which is not in the public domain including:
a)	information comprising or relating to inventions, concepts, discoveries, data (including, for the avoidance of doubt, data necessary or desirable for regulatory submission), designs, formulae and ideas;

b)	information relating to Materials;

c)	methods, models, assays, research plans, procedures, designs for experiments and tests;

d)	records and results of experimentation, testing research and development;

e)	processes including manufacturing process, specifications and techniques;

f)	drawings and manuals;

g)	instrumentation;

h)	chemical, pharmacological, toxicological, clinical, analytical and quality control data;

i)	clinical trial data, data analyses, reports or summaries and information contained in submissions to and information from regulatory authorities; and

j)	any Documents containing any of the foregoing
and the fact that an item is known to the public shall not be taken to exclude the fact that a compilation including the item, and/or a development relating to the item, is not known to the public;

“Materials” means any chemical or biological substances including any:
a)	nucleotide or nucleotide sequence including DNA and RNA sequences;

b)	organic or inorganic element or compound;

c)	protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody;

d)	assay or reagent;

e)	cell line, culture medium;

f)	vaccine; or

g)	any other genetic or biological material;
“Microscience Territory” means the countries and territories set out in Schedule 4;

“Microscience Option Territory” means the countries and territories set out in Schedule 5;

“Net Sales” means the gross invoiced amount billed for sales of Products to a Customer by Microscience, its Affiliates or licensees, less the following items to the extent they are paid or incurred or allowed and included in the invoice price:
a)	quantity, trade and/or cash discounts or rebates actually granted or accrued;

b)	amounts repaid or credited and allowances including cash, credit or free goods allowances, given by reason of billing errors, discounts, actually allowed or paid or accrued;

c)	taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Products;
provided that the transfer of Products by Microscience to Affiliates and licensees shall not be considered a sale and in such cases, Net Sales shall be determined on the gross amount invoiced by the Affiliate or licensee on the Customer, less the aforementioned deductions to the extent they are allowed, paid or accrued;

“Parties” means Microscience and the Trust and “Party” shall mean either of them;

“Patent Rights” means patent applications, patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them and includes all divisions, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations and additions of or to them, as well as any supplementary protection certificate, or like form of protection in respect thereof;

“Product” means the oral typhoid vaccine developed by Microscience including all formulations thereof but for the avoidance of doubt excluding spi-VEC Constructs;

“Project” means the programme of research and development relating to Microscience’s oral typhoid vaccine as further described in the Application including the Project Milestones, Project Milestone Dates and Instalments which are set out in Schedule 1;

“Project Intellectual Property” means Know-How and copyright relating to oral typhoid vaccines invented, created or produced by Microscience as a result of the performance of the Project, together with all Patent Rights relating thereto;

“Project Materials” means Materials acquired, created, manufactured or used by Microscience for, or during performance of, the Project;

“Project Milestone” means a milestone set out in Schedule 1, or as subsequently agreed in writing between the Parties, the achievement of which by Microscience on or before the relevant Project Milestone Date, shall trigger the payment to Microscience of the relevant Instalment by the Trust;

“Project Milestone Criteria” means the objective criteria agreed between the parties and set out at Schedule 1 for determining whether a Project Milestone has been met;

“Project Milestone Date” means a date for the achievement of a Project Milestone as set out in Schedule 1, or as subsequently revised to a later date in accordance with Clause 3.2;

“Quarter” means a period of three consecutive calendar months commencing on 1 January, 1 April, 1 July or 1 October in any year and “Quarterly” shall be construed accordingly;

“Royalty” means the sums payable by Microscience to the Trust or by the Trust to Microscience under Clauses 6.1, 6.2 and 6.3;

“Second Instalment” means the amount payable by the Trust to Microscience on the achievement by Microscience of the Second Project Milestone on or before the relevant Second Project Milestone Date, as set out in Schedule 1;

“Shareholder” means a holder of shares in the capital of Microscience;

“Shares” means A ordinary shares of £0.05 each in the capital of Microscience;

“Site Visit Group” means the group of people appointed by the Trust in accordance with Clause 3.11;

“spi-VEC Constructs” means constructs based on the attenuated typhoid bacterium developed by Microscience that have been further engineered to deliver non-typhoid related antigens;

“Subscription Shares” means the Shares to which the Trust is entitled to subscribe pursuant to Clauses 8.1 and 8.2;

“Third Instalment” means the amount payable by the Trust to Microscience on the achievement by Microscience of the Third Project Milestone as set out in Schedule 1;

“Trust Direct Costs” means any costs and expenses directly incurred by the Trust in respect of the commercialisation of the Product, including cost of goods, manufacturing costs, costs of delivery, marketing costs, distribution costs and regulatory costs;

“Trust Indirect Costs” means any reasonable costs and expenses incurred by the Trust in respect of the commercialisation of the Product other than Trust Direct Costs, including by way of example, costs of an educational health awareness campaign or professional costs incurred in negotiations with governments beyond the normal regulatory process;

“Trust Net Receipts” means, in relation to any individual Product, the monetary amount received by the Trust which is attributable to sale of that Product by it, its Affiliates or licensees after deduction of Trust Indirect Costs but prior to deduction of the Trust Direct Costs which are attributable to the sale of the relevant Product, and

“Trust Territory” means those countries and territories which become part of the Trust Territory pursuant to the provisions of Clauses 10.4, 10.5, 10.6, 10.7 or 10.8.

1.1	In this Agreement:
1.1.1	unless the context otherwise requires, all references to a particular Clause or Schedule shall be a reference to that clause in, or schedule to, this Agreement, as it may be amended from time to time pursuant to this Agreement;

1.1.2	the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.1.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.1.4	any reference to persons includes natural persons, firms, partnerships, limited liability partnerships, companies, corporations, unincorporated associations, local authorities, governments, states, foundations and trusts (in each case whether or not having separate legal personality) and any agency of any of the above;

1.1.5	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.1.6	any reference to a statute, statutory provision or subordinate legislation (“Legislation”) (except where the context otherwise requires);
1.1.6.1	shall be deemed to include any bye-laws, licences, statutory instruments, rules, regulations, orders, notices, directions, consents or permissions made under that Legislation; and

1.1.6.2	shall be construed as referring to any Legislation which replaces, re-enacts, amends or consolidates such Legislation (with or without modification) at any time;
1.1.7	any reference to an English legal expression for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal expression;

1.1.8	any reference to a Party includes a reference to their respective successors-in-title and permitted assignees;

1.1.9	any obligation imposed upon Microscience may be satisfied by Microscience or by its wholly owned subsidiary, Microscience Limited; and

1.1.10	any statement that a licence is granted or is to be granted by Microscience shall mean that the licence is granted or is to be granted by Microscience or Microscience Limited.
2. COMPLETION
2.1	Completion shall take place immediately following execution of this Agreement by both Parties.

2.2	The Trust shall pay to Microscience the First Instalment within ten (10) Business Days of Completion.
3. PROJECT
3.1	Microscience shall further develop a single-dose, oral typhoid vaccine in accordance with the work plan set out in the Application and shall use its reasonable endeavours to achieve each Project Milestone on or before the relevant Project Milestone Date. The Parties acknowledge that unforeseen circumstances and technical issues can affect the progress of any scientific research and development work and could delay the achievement of any of the Project Milestones.

3.2	Microscience hereby undertakes diligently to perform the research and development work and other tasks, including project management of the Project, as set out in the Application. In the event that Microscience fails to achieve a Project Milestone on or before the relevant Project Milestone Date, the Parties shall meet to discuss the matter and, provided Microscience has acted diligently in its work towards the Project Milestone, the Parties shall change the relevant Project Milestone Date to a later date which would, realistically, give Microscience sufficient time to achieve the Project Milestone by the new date.

3.3	If there is any disagreement between the Application and the terms of this Agreement, the terms of this Agreement shall prevail.

3.4	Microscience undertakes to use all funding received from the Trust pursuant to this Agreement solely for the purposes of the Project. Microscience shall obtain the Trust’s prior written consent to any other use of any funding received from the Trust pursuant to this Agreement.

3.5	Upon achievement by Microscience of a Project Milestone in accordance with the Project Milestone Criteria on or before the relevant Project Milestone Date, Microscience shall notify the Trust of such achievement in writing (“Project Milestone Notice”). The Project Milestone Notice shall specify the relevant Project Milestone and shall give reasonable details as to how the specified Project Milestone has been achieved.

3.6	If Microscience has achieved the relevant Project Milestone by the relevant Project Milestone Date, the Trust shall, within thirty (30) days of receipt of an invoice from Microscience, pay the relevant Instalment set out in Schedule 1 to Microscience by transfer of funds to the bank account referred to in Clause 6.8.

3.7	If the Trust believes that Microscience has not achieved the specified Project Milestone on or before the relevant Project Milestone Date, it shall, within thirty (30) days of receipt of the relevant invoice, inform Microscience of its reasons and the Parties shall meet to discuss the matter. If the Parties fail to settle the matter at such meeting, the matter shall be dealt with in accordance with the procedure set out in Clause 22.

3.8	At the end of each Quarter following the Effective Date, Microscience shall provide the Trust with a summary written report on the progress made and results obtained in performance of the Project during that Quarter.

3.9	As and when required, but not less than twice per calendar year, the Head of Business Development, Technology Transfer Division of the Trust or his nominee and Rod Richards, Chief Executive Officer of Microscience, shall meet to discuss the progress made by Microscience on the Project.

3.10	The obligations of Clauses 3.1, 3.2, and 3.4 shall be considered to be material obligations for the purposes of Clause 15.

3.11	The Trust at its sole cost, shall be entitled to establish and appoint up to four members of a group (“Site Visit Group”) which, upon reasonable notice to Microscience, shall be permitted twice per calendar year to visit each of Microscience’s facilities where Project work is being carried out and sites where any Project clinical trials are being conducted and meet a Key Scientist for the purpose of updating the Trust on the progress of the Project. Microscience may suggest to the Trust appropriate candidates for appointment to the Site Visit Group, but the decision to appoint, or replace, any individual shall be at the Trust’s sole discretion.

3.12	At the Effective Date, the Key Scientist is [**]. If Microscience intends to appoint an additional Key Scientist or a replacement for a Key Scientist involved in performing Microscience’s obligations under this Agreement, it shall, prior to such appointment, seek the Trust’s written approval to the appointment. However the Trust shall not unreasonably withhold its consent to such an appointment.

4. OWNERSHIP OF PROJECT IP
4.1	All Project Intellectual Property (including data produced in the course of performing the Project) shall be owned solely by Microscience.

4.2	Microscience shall be responsible, at its sole cost, for filing, prosecuting and maintaining all Patents Rights which are Project Intellectual Property. Microscience shall consult the Trust on all material aspects of the filing, prosecution and maintenance of such Patent Rights and shall consider in good faith all reasonable representations made by the Trust in relation thereto. Microscience shall keep the Trust informed of all Patent Rights which are Project Intellectual Property and which are granted and the progress of all applications relating to those Patent Rights.

4.3	If Microscience chooses not to pursue filing, prosecution or maintenance of any Patent Rights which are Project Intellectual Property in any country, it shall immediately notify the Trust of this fact in writing. The Trust shall be entitled, but not obliged, at its own cost, to pursue or maintain such Patent Rights in the relevant country or countries in Microscience’s name and, subject to payment by the Trust of Microscience’s reasonable costs, Microscience shall provide such assistance to the Trust as may be reasonably be required by the Trust.

4.4	Microscience shall not enforce its rights under any Project Intellectual Property for infringement or potential infringement by:
4.4.1	any not-for-profit or charitable organisation which is conducting non-commercially sponsored research;

4.4.2	any person carrying out non-commercially sponsored research on behalf of any not-for-profit or charitable organisation.
4.5	This Clause 4 shall not prevent Microscience enforcing its rights under any Background Intellectual Property.

4.6	Microscience hereby grants to the Trust a non-exclusive, worldwide, royalty-free, perpetual, irrevocable, sub-licenseable licence under all its right, title and interest in and to the Project Intellectual Property to conduct non-commercial research.
5. MARKETING
5.1	To the extent that it is commercially viable to do so, Microscience shall use its reasonable endeavours, itself or through its Affiliates or licensees, to:
5.1.1	advertise, promote, demonstrate, market, sell and distribute the Product in the Microscience Territory;

5.1.2	maximise the use, sales and penetration in the market of the Product in the Microscience Territory; and

5.1.3	actively promote and develop market opportunities for the Product in the Microscience Territory.
For the avoidance of doubt the costs of the activities described in this Clause 5.1 shall not be borne by the Trust.

5.2	The Trust shall use its reasonable endeavours throughout the Trust Territory to ensure that it fulfils its charitable objectives by taking such action as it reasonably anticipates will result in a substantial uptake of the Product in the Trust Territory. For the avoidance of doubt the costs of the activities described in this Clause 5.2 shall not be borne by Microscience.
6. ROYALTY
6.1	Microscience shall pay the Trust a Royalty of [**]% of all lump sum or milestone payments received by Microscience in connection with the grant of any licence to a third party to develop, manufacture, sell, distribute or supply the Product, where such lump sum or milestone payments are payable upon the signature of the agreement granting the licence or are payable upon the achievement of technical development milestones prior to the first commercial sale of the Product.

6.2	Microscience shall pay the Trust a Royalty on all worldwide Net Sales of Product by Microscience, its Affiliates and licensees (excluding sales to or by the Trust or its Affiliates) during the first ten years following the end of the first Quarter in which the first invoices to Customers for sales of Product became due, as follows. Where such Net Sales in any calendar year are less than US$ [**], the Royalty rate shall be [**]%. Where such Net Sales in any calendar year are greater than US$ [**], the Royalty rate shall be [**]% for the first US$ [**] of Net Sales, [**]% for the Net Sales in the range US$ [**] to US$ [**] and [**]% for any Net Sales in excess of US$ [**] in the calendar year concerned.

6.3	The Trust shall pay Microscience a Royalty of [**]% of Trust Net Receipts during the first 10 years following the end of the first Quarter in which the first Product is made available by the Trust, its Affiliates or licensees.

6.4	If:
6.4.1	any sale or other disposal of Product by Microscience, its Affiliates or its licensees to a third party is other than in a bona fide arm’s length transaction exclusively for money; or

6.4.2	any Product is sold or disposed of by Microscience, its Affiliates or its licensees or allowed by Microscience, its Affiliates or its licensees to be used for consideration other than cash, then such sale, disposal or use shall be deemed to be a sale for the purposes of Clause 6.2 at the relevant open market price in the country in which the sale, disposal or use occurs. If such open market price is not ascertainable, a reasonable price shall be assessed based on an arm’s length basis or the value of the goods or services provided in exchange for the supply of the Product.

6.5	With respect to Combination Products sold or disposed of by Microscience, its Affiliates or licensees, the Net Sales used for the calculation of the Royalties under Clause 6.2 shall be determined as follows:

A/(A+B) x (Net Sales of the Combination Product), where:
A=	standard sales price of the Product, containing the same amount of the oral typhoid vaccine as the sole active ingredient as the Combination Product in question, in the given country; and

B=	standard sales price of the ready-for-sale form of a product containing the same amount of the other therapeutically active ingredient(s) that is contained in the Combination Product in question, in the given country provided that if, in a specific country: (a) the other therapeutically active ingredient(s) in such Combination Product are not sold separately in such country, Net Sales shall be adjusted by multiplying actual Net Sales of such Combination Product by the fraction A/C, where C is the standard sales price in such country of such Combination Product; and (b) if a Product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the standard sales price in such country of the other therapeutically active ingredient(s) in the Combination Product and C is the standard sales price in such country of the Combination Product. The standard sales price for the Product and for each other active ingredient shall be for a quantity comparable to that used in such Combination Product and of the same class, purity and potency. If, in a specific country, both a Product and a product containing the other active ingredients in such Combination Product are not sold separately, a market price for such Product and such other active ingredients shall be negotiated by the Parties in good faith based upon the costs, overhead and profit as are then incurred for such Combination Product and all products then being made and marketed by Microscience and having an ascertainable market price that are comparable to such Product or such other active ingredients, as applicable. If, in a specific country, the foregoing calculations do not fairly represent the value of the various active ingredients included in a Combination Product, the allocation of Net Sales for such Combination Product shall be negotiated by the Parties in good faith.

6.6	The Parties acknowledge that Microscience may be liable to pay royalties and make other payments to third parties in respect of the development, manufacture or sale of Product and that the Trust may be liable to pay royalties and make other payments to third parties in respect of the manufacture or sale of Product. The Parties agree that each Party shall be solely responsible, at its own cost, for all such payments to third parties and any Royalties payable under this Agreement shall not be reduced as a consequence.

6.7	Unless otherwise agreed between the Parties in writing, all payments due to the Trust under this Agreement shall be made in pounds sterling to the following account:

Account Name:	The Wellcome Trust
Account Number:	[**]
Bank:	HSBC Bank Plc
Sort Code:	40-03-28
Swift:	MIDLGB21
Branch Address:	31 Holborn Circus, London, EC1N 2HR.
6.8	Unless otherwise agreed between the Parties in writing, all payments due to Microscience under this Agreement shall be made in pounds sterling to the following account:

Account Name:	MICROSCIENCE LIMITED
Account Number:	[**]
Bank:	BARCLAYS
Sort Code:	20-72-17
Branch Address:	Richmond & Twickenham Business Centre, PO BOX 13, 8 George Street Richmond, TW9 1JU
6.9	Within 150 days of the end of each Quarter, each Party shall deliver a statement to the other Party setting out all sales of Product made in the relevant Quarter by that Party, its Affiliates and licensees and the amount of Royalty which is due to the other Party (“Quarterly Statement”). Each Party shall deliver to the other Party an invoice for the amount due to it as set out in the Quarterly Statement. The Royalty amount invoiced shall be payable to the other Party within thirty days of receipt of the invoice.

6.10	Where sales of Product on which Royalty payments are payable under Clauses 6.1, 6.2 or 6.3 are invoiced or calculated in a currency other than pounds sterling, conversion into pounds sterling shall be calculated by reference to the relevant foreign exchange selling rate for the currency in which they are invoiced or calculated of the Financial Times newspaper at the close of business in London on the last day of the Quarter to which the Royalty relates.

6.11	If either Party does not receive payment of any sums due to it under this Clause 6 within the time specified, interest shall accrue on such sums at the rate equivalent to three per cent (3%) per annum over the then current base rate of HSBC bank, calculated on a daily basis.

6.12	If, for any reason, either Party (“Payee”) does not receive by the due date any amount due to it from the other Party (“Payer”) in accordance with the terms of this Agreement, the Payee shall be entitled to off-set the amount due (together with any interest payable thereon in accordance with Clause 6.11) against any amount which the Payee is due to pay to the Payer.

6.13	All payments under this Agreement are expressed to be exclusive of goods, sales, value added or any similar tax (“Value Added Tax”) howsoever arising, and the Party obliged to make payment shall pay the other Party, in addition to those payments, all Value Added Tax for which the other Party is liable to account to any Competent Authority in relation to any supply made or deemed to be made for Value Added Tax purposes pursuant to this Agreement. The Party obliged to make payment shall pay any payments due to the other Party under this Clause 6.13 at the same time as the relevant payment is due under this Agreement.

6.14	If either Party is required by law to make any withholding or similar tax payment on behalf of the other Party, with respect to any of the payments to be made to the other Party under this Agreement, the amount of such required withholding or tax payment shall be deducted from the amount of payments otherwise due to the other Party and paid or deposited by the paying Party in accordance with the applicable law.

6.15	With respect to such deduction and payment of any withholding or similar taxes required under clause 6.14, the paying Party shall provide such assistance to the other Party as may be reasonably necessary to enable or assist the other Party to claim exemption therefrom or (if that is not possible) to obtain a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall provide the other Party with proper evidence as to the payment of such tax.

6.16	The obligation on each Party to pay the other Party the Royalties in accordance with Clauses 6.1, 6.2 and 6.3 shall be material obligations of this Agreement for the purposes of Clause 15.
7. BOOKS AND RECORDS
7.1	Each Party shall:
7.1.1	keep true and accurate records and books of account for six years following the end of the calendar year to which they relate; and

7.1.2	procure that its Affiliates and licensees shall keep true and accurate records and books of account for three years following the end of the calendar year to which they relate, which contain all data necessary for the calculation of the Royalties payable by it to the other Party (“Books”).

7.2	Once per calendar year following the Effective Date, each Party may request that an independent accountant of its choice be allowed to certify any Quarterly Statements of the other Party, provided always that each individual Quarterly Statement may be certified only once.

7.3	Each Party shall, and shall procure that its Affiliates and licensees shall, make available to the independent accountant all Books which are required for the purpose of certifying the relevant Quarterly Statement, provided that the independent accountant agrees to be bound by terms of confidentiality and non-use which are no less onerous than the terms of Clause 14. The Quarterly Statements so certified shall be final and binding between the Parties.

7.4	If any Quarterly Statement is shown to have underestimated the monies payable by more than five percent (5%), the cost of the certification shall be the responsibility of the Party shown to have underpaid. Otherwise, the cost shall be the responsibility of the Party requesting the certification.

7.5	Any outstanding payments which are identified as a result of carrying out the certification (including interest payments thereon under Clause 6.11) shall be paid immediately.
8. EQUITY ISSUE
8.1	In consideration of and upon payment of the First Instalment being made by the Trust, Microscience shall, subject to obtaining any necessary regulatory approvals, within 45 days of the date of payment, allot and issue to the Trust [**] Shares. The nominal subscription price for such Shares shall be £[**] per Subscription Share. Microscience undertakes to obtain any regulatory approvals required for the issue of the Subscription Shares as soon as practicable.

8.2	In consideration of and upon payment of the Third Instalment being made by the Trust, Microscience shall, subject to obtaining any necessary regulatory approvals, within 45 days of the date of payment, allot and issue to the Trust [**] Shares. The nominal subscription price for such Shares shall be £[**] per Subscription Share. Microscience undertakes to obtain any regulatory approvals required for the issue of the Subscription Shares as soon as practicable.

8.3	Microscience warrants that it has obtained all board, shareholder and other approvals and consents required for it to enter into this Agreement and issue the Subscription Shares to the Trust in accordance with this Agreement.

8.4	If Microscience Shares are admitted to trading on the Alternative Investment Market of the London Stock Exchange, the main London Stock Exchange or any recognised investment exchange and such admission becomes effective in accordance with the relevant rules of the London Stock Exchange (or relevant recognised exchange), Microscience shall ensure that all Shares allotted to, or to be allotted to, the Trust in accordance with this Agreement are also admitted to trading on the Alternative Investment Market of the London Stock Exchange, the main London Stock Exchange or the relevant recognised investment exchange, as the case may be. In connection with the admission to trading, Microscience shall provide such information and documents, pay all fees and execute and deliver all such documents as shall be necessary and shall generally do and procure to be done all such things as may properly be required so as to enable admission to take place.

9. FURTHER FUNDING
9.1	In Microscience’s first investment round subsequent to the Effective Date, where such round is led by an institutional investor, or venture capital fund manager that is a member of the British Venture Capital Association or an overseas equivalent, Microscience may propose (but is not obliged to propose) that the Trust participate in such investment round in an amount not exceeding ten per cent (10%) of such investment round. If Microscience makes such a proposal, it shall do so when the terms of the investment round have been agreed with other potential investors. If the Trust participates in the investment round, the Trust shall subscribe for the same class of shares at the same price per share as other investors, or enter into an instrument convertible into shares on the same terms as other investors. For this purpose, the Company will provide the Trust access to Company information that is appropriate for a potential investor.

9.2	If Microscience wishes to raise further funding in respect of the Project, it shall promptly inform the Trust in writing, including reasonable details of the funding required, and may make an application to the Trust for funding. The Trust will consider such application but, for the avoidance of doubt, shall have no obligation to grant Microscience any further funding.
10. ACCESS TO PRODUCT THROUGHOUT THE WORLD
10.1	The Parties have agreed to divide the world into the Microscience Territory, the Microscience Option Territory and the Trust Territory.

10.2	Microscience shall have the sole right, itself or through its Affiliates or licensees, to make, have made, sell, offer to sell, use, import, export and keep Product in the Microscience Territory.

10.3	Except as provided in Clause 10.11, Microscience shall have the sole right, itself or through its Affiliates or licensees, to make, have made, sell, offer to sell, use, import, export and keep Product in the Microscience Option Territory.

10.4	Subject to Clause 10.6, if within the period of [**] years commencing on the date of the first commercial sale of Product anywhere in the world (the “[**] Year Period”), Microscience has not:
10.4.1	provided the Trust with a credible business plan which provides for the sale of Product in any particular country within the Microscience Option Territory (which Microscience intends to implement within [**] years of delivery of its business plan to the Trust); or

10.4.2	granted a licence to a third party which provides for the sale of Product in any particular country within the Microscience Option Territory; or

10.4.3	sold Product in any particular country within the Microscience Option Territory and the Trust provides Microscience with a credible business plan providing for sale of Product in that country (which the Trust intends to implement), that country shall cease to be part of the Microscience Option Territory and shall be deemed to be part of the Trust Territory. [**] months after the commencement of the [**] year period referred to in Clause 10.4.1, Microscience shall, upon request by the Trust, report on its progress towards implementing the business plan in the country concerned.
10.5	If Microscience decides, at any time during the [**] year period referred to in Clause 10.4.1, that it is no longer interested in commercialising Product in the country concerned, it shall forthwith inform the Trust accordingly and, if the Trust provides Microscience with a credible business plan providing for sale of Product in that country (which the Trust intends to implement), that country shall cease to be part of the Microscience Option Territory and shall be deemed to be part of the Trust Territory.

10.6	With respect to any particular country within the Microscience Option Territory, Microscience may extend the [**] Year Period set out in Clause 10.4 to a period of [**] years commencing on the date of the first commercial sale of Product anywhere in the world by giving written notice to the Trust within the [**] Year Period, provided that:
10.6.1	Microscience shall not unreasonably exercise its right to extend the [**] Year Period and thereby block the Trust’s access to the relevant country for the two year extension period; and

10.6.2	Microscience demonstrates every six months during the two year extension of the [**] Year Period that it is taking steps towards the sale of Product in the relevant country at a reasonable rate. If the Parties do not agree on whether Microscience has satisfied the requirements of this sub-clause 10.6.2, the dispute shall be resolved in accordance with Clause 22.
10.7	If no commercial sale of a Product has taken place in any country in the Microscience Territory or the Microscience Option Territory within the period of 12 years commencing on the Effective Date and Microscience has not:
10.7.1	provided the Trust with a credible business plan which provides for the sale of Product in any particular country within the Microscience Option Territory (which Microscience intends to implement within [**] months of delivery of its business plan to the Trust); or

10.7.2	granted a licence to a third party which provides for the sale of Product in any particular country within the Microscience Option Territory and the Trust provides Microscience with a credible business plan providing for sale of Product in that country (which the Trust intends to implement), that country shall be deemed to be part of the Trust Territory and shall no longer be part of the Microscience Option Territory.

10.8	If Microscience terminates this Agreement under the provisions of Clause 15.3 and Microscience has not:

10.8.1	granted a licence to a third party which provides for the sale of Product in any particular country within the Microscience Option Territory; or

10.8.2	sold Product in any particular country within the Microscience Option Territory and the Trust provides Microscience with a credible business plan providing for sale of Product in that country (which the Trust intends to implement), that country shall cease to be part of the Microscience Option Territory and shall be deemed to be part of the Trust Territory.

10.9	The Trust may at any time propose that it be licensed to commercialise the Product in countries of the Microscience Territory on such terms as the Trust wishes to put forward but Microscience shall not have any obligation to agree to any such proposals or to discuss or negotiate with the Trust concerning such proposals.

10.10	Microscience hereby grants to the Trust, subject to the provisions of this Agreement, a licence under the Project Intellectual Property and the Background Intellectual Property to:
10.10.1	make, dispose of, offer to dispose of, use and keep Product in the Trust Territory and to import and export Product between countries in the Trust Territory; and

10.10.2	carry out commercial research and development in relation to the manufacture of the Product in any countries in the Trust Territory and the Microscience Option Territory. For the avoidance of doubt, the Trust shall not have any rights under this Agreement to perform signature tagged mutagenesis.
The licence granted under Sub-Clause 10.10.1 shall be an exclusive licence of Microscience’s rights under the Project Intellectual Property and the Background Intellectual Property for the purposes mentioned in Sub-Clause 10.10.1 and the licence granted under Sub-Clause 10.10.2 shall be non-exclusive. The Trust may make Product in the Microscience Territory if it obtains Microscience’s prior written consent, but Microscience shall not have any obligation to grant such consent.

10.11	In the event that the Trust wishes to manufacture and keep Product in a country of the Microscience Option Territory or the Trust wishes to transport Product through a country of the Microscience Option Territory solely for the purposes of exporting that Product to, and using and disposing of that Product in, countries of the Trust Territory, the Trust shall notify Microscience accordingly. Provided that:

(a) it would be lawful under the laws of that country for Microscience to grant a licence to the Trust under the Project Intellectual Property and the Background Intellectual Property allowing the Trust to manufacture and keep the Product in that country (or allowing the Trust to transport Product through that country) solely for export and prohibiting the Trust and any sub-licensees from selling, using or disposing of the Product in that country; and

(b) such restrictions on the license would be effective and enforceable under the laws of that country.

Microscience shall, within 45 days of receipt of such notification from the Trust, grant a licence to the Trust under the Project Intellectual Property and the Background Intellectual Property allowing the Trust to manufacture and keep the Product in the country concerned solely for export to the Trust Territory (or allowing the Trust to transport Product through that country) but prohibiting the Trust and any sub-licensees from selling, using or disposing of the Product in the country concerned.

In the event that the provisos set out in sub-paragraphs (a) and (b) of this Clause 10.11 are no longer satisfied in the country concerned, any licence granted pursuant to this Clause 10.11 shall immediately terminate in the country concerned.

10.12	The licence granted under Clause 10.10 and any licence that may be granted under Clause 10.11 shall continue until the expiry of the last to expire of the Patents Rights comprised in the Project Intellectual Property and the Background Intellectual Property in each country in the Trust Territory and the Microscience Option Territory.

10.13	Subject to Clause 10.14, the Trust shall be entitled to sub-license its rights under Clause 10.10 and any rights that are granted to the Trust pursuant to Clause 10.11.

10.14	In relation to any sub-licence:
10.14.1	the Trust shall promptly notify Microscience of the execution of any sub-licence agreement and shall at the request of Microscience promptly provide Microscience with a true and complete copy of the sub-licence agreement;

10.14.2	the provisions contained in any sub-licence agreement shall be consistent with the provisions of this Agreement;

10.14.3	the sub-licence agreement shall prohibit further sub-licensing by the sub-licensee provided that further sub-licensing shall be permitted with Microscience’s prior written consent, but Microscience shall not have any obligation to grant such consent, and

10.14.4	the Trust shall at all times ensure the observance and performance by each sub-licensee of the provisions of the sub-licence and indemnify Microscience against any loss, damages, costs, claims or expenses which are awarded against or incurred by Microscience as a result of any breach by any sub-licensee of any of the provisions of the sub-licence, as if the breach had been that of the Trust.
10.15	Microscience shall:
10.15.1	upon request, deliver to the Trust, or to a person nominated by the Trust (if that person has entered into a confidentiality agreement with Microscience), all Know-How comprised in the Project Intellectual Property, Background Know-

How and Materials reasonably required by the Trust to exercise the Trust’s rights under the licence granted under Clause 10.10; and

10.15.2	upon request, provide to the Trust, or to a person nominated by the Trust (if that person has entered into a confidentiality agreement with Microscience), at the Trust’s sole cost, at least 24 person-days of scientific support at the Trust’s or the nominated person’s premises, at a time mutually agreed between the Parties to enable the Trust to exercise its rights under the licence granted under Clause 10.10. The Trust shall pay to Microscience within 30 days of receipt of an invoice from Microscience the costs of such scientific support charged at industry standard rates plus overhead and any necessary travelling and hotel expenses relating to such scientific support.
10.16	Microscience shall have the option of proposing that it supplies the Trust’s requirements of Product for distribution within the Trust Territory at a price or at prices to be agreed between the Parties, but Microscience shall have no obligation to supply Product to the Trust and the Trust shall have no obligation to purchase Product from Microscience.

10.17	Product produced and distributed by the Trust, its Affiliates or licensees in the Trust Territory shall be manufactured according to the same manufacturing process, and shall be comparable to, Product produced and sold by Microscience, its Affiliates or licensees in the Microscience Territory. Determinations of Product comparability shall be based on the product release and characterisation specifications and associated assays that Microscience uses to release its own Product. All costs associated with determining Product comparability (including the costs of the necessary transfer of assays) shall be borne by the Trust. If Microscience, its Affiliates or licensees discontinue the manufacture and sale of the Product due to termination of this Agreement, the Product produced and distributed by the Trust, its Affiliates or licensees shall be an oral typhoid vaccine (excluding spi-VEC Constructs). Product sold or supplied by the Trust, its Affiliates or licensees shall have packaging which is substantially different from that used by Microscience (save that the Trust shall not be obliged to make alterations to its existing packaging if Microscience changes its own packaging), and shall be labelled with the words “Product sold under licence from Microscience Holdings PLC.”

10.18	Microscience hereby grants to the Trust a non-exclusive, royalty free, sub-licenseable licence throughout the Trust Territory, for a period of time equivalent to the term of the licence granted to the Trust under Clause 10.10, to use Microscience’s trade mark “MICROSCIENCE” solely to label Product with the wording given in Clause 10.17 in order to comply with the provisions of Clause 10.17.
11. COMPLIANCE WITH LAWS
11.1	Each Party shall ensure that each employee working on the Project or performing other obligations under this Agreement is employed under a contract compliant with all relevant laws and regulations.

11.2	Microscience shall be responsible for the management, monitoring and control of all research, development, regulatory, commercialisation, marketing, distribution and sales work undertaken pursuant to this Agreement except where the Trust undertakes any such work in accordance with Clauses 5.2 or 10. In performing the obligations imposed on it by this Agreement, each Party shall comply with the requirements of all applicable laws and regulatory authorities governing the use of radioactive isotopes, animals, pathogenic organisms genetically modified organisms (GMOs), toxic and hazardous substances, research on human subjects and human embryos, and include appropriate ethical approvals and consents, including for example but not limited to, such approvals and consents for obtaining tissues and other human samples.

11.3	Except in accordance with Clauses 5.2 and 10, the Trust shall have no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for the production, manufacture, testing, marketing, sale or disposal of any Product.
12. PUBLICITY
12.1	Microscience shall not use the “Wellcome Trust” name or logo except with the prior written consent of the Trust and in the manner approved by the Trust and the Trust shall not use the name or logo of Microscience except with the prior written consent of Microscience and in the manner approved by Microscience.

12.2	Neither Party shall disclose any of the terms of this Agreement to any person other than to its professional advisors, except that Microscience may disclose the terms of this Agreement to other persons to the extent required in connection with any fundraising of Microscience and provided Microscience makes such disclosure under terms of confidentiality.

12.3	Subject to Clauses 12.4 and 12.5, neither Party may issue any press release or public announcement regarding this Agreement without the other Party’s prior written consent. When requesting such consent from the other Party, each Party shall submit all of the proposed content of any such press release or public announcement at least ten days before its proposed release.

12.4	Clause 12.3 shall not apply if and to the extent that such public announcement is required by:
12.4.1	law; or

12.4.2	any securities exchange or regulatory or governmental body having jurisdiction over it (including but not limited to the London Stock Exchange, the Panel on Takeovers and Mergers and the Serious Fraud Office) and whether or not the requirement has the force of law and provided that any such announcement shall be made only after consultation with the other Party.

12.5	Microscience may issue the press release set out in Part A of Schedule 6 upon Completion and the Trust shall be permitted to use the statement set out in Part B of Schedule 6 in its annual report, reviews and summaries of awards.
13. WARRANTIES AND INDEMNITY
13.1	Each Party warrants to the other Party that:
13.1.1	it has legal power, authority and right to enter into this Agreement and to perform its respective obligations hereunder;

13.1.2	it is not at the Effective Date a party to any agreement, arrangement or understanding with any third party which in any significant way prevents it from fulfilling any of its material obligation hereunder;

13.1.3	this Agreement has been duly authorised, executed, and delivered by that Party and is valid, binding, and legally enforceable obligation of that Party;

13.1.4	no consent, approval, authorisation, or order of any court or governmental agency or body is required for the consummation of the transactions contemplated by this Agreement (except that the manufacture, use, distribution and sale of Product will require regulatory approval); and

13.1.5	the execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any statute, regulation, or other law or agreement or instrument to which it is a party or by which it is bound, or any order, rule, or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties.
13.2	Microscience and Microscience Limited represent and warrant to the Trust that:
13.2.1	Microscience Limited is the sole legal and beneficial owner and, where registered, the sole registered proprietor of all patent applications and patents set out in Schedule 3 free from all Encumbrances, except as set out in Schedule 3;

13.2.2	Microscience Limited has the right to disclose the Background Know-How to the extent required by Clause 10.15.1;

13.2.3	as far as they are aware, the Background Intellectual Property comprises all the materially significant intellectual property rights required by the carrying on of the Project as set out in this Agreement;

13.2.4	Microscience Limited is able to grant to the Trust the licences under the Background Intellectual Property as set out in Clause 10;

13.2.5	as far as they are aware, the patent applications and patents set out in Schedule 3 are valid and enforceable and not subject to any pending or threatened claims, challenges or proceedings;

13.2.6	as far as they are aware, no third party has made unauthorised use of any Background Intellectual Property, nor threatened to do so;

13.2.7	as far as they are aware, Microscience Limited has taken all steps and made all payments which are required to prosecute, maintain and renew the patent applications and patents set out in Schedule 3 within the required timescales; and

13.2.8	as far as they are aware, none of the activities of Microscience or Microscience Limited relating to typhoid vaccines infringe, or have been alleged to infringe, the intellectual property rights of any third party.
13.3	Save as provided in this Clause 13, nothing in this Agreement shall be deemed to be, or construed as, a representation or warranty by Microscience or Microscience Limited:
13.3.1	as to the accuracy, safety, efficacy, or usefulness, for any purpose, of any matter claimed in any of Microscience Limited’s Patent Rights which are Background Intellectual Property;

13.3.2	that any patent will issue based upon any pending patent application included in the Background Intellectual Property, or

13.3.3	that any patent included in the Background Intellectual Property which issues will be valid.
13.4	Subject to Clause 13.5, neither Party shall be liable to the other of any of the other Party’s Affiliates, licensees or sublicensees for any of the following types of loss, damage, cost or expense arising (whether in contract, tort, negligence, breach of statutory duty or otherwise) under or in relation to this Agreement or the subject-matter of this Agreement:
13.4.1	any loss of profits, business, contracts, anticipated savings, goodwill, or revenue;

13.4.2	any loss or corruption of data; or

13.4.3	any indirect or consequential loss or damage whatsoever,
even if that Party was advised in advance of the possibility of such loss or damage.

13.5	Nothing in Clause 13.4 shall prohibit or hinder the exercise of either Party’s rights in respect of any of the following matters, notwithstanding that any loss or damage that Party may be seeking to recover is of the type referred to in Clause 13.4:
13.5.1	death and personal injury caused by negligence of the other Party; and

13.5.2	any liability for fraud or fraudulent misrepresentation.
13.6	Each Party shall be responsible for and indemnify and keep fully indemnified the other Party and its Affiliates, officers, servant, agents, licensees and sublicensees (collectively the “Indemnified Party”) against any and all liability, loss, damage, cost or expense

(“Losses”) incurred or suffered by the Indemnified Party as a result of any claim by a third party arising directly out of the research, development, marketing, sale, commercialisation or distribution of the Product by, or on behalf of, that Party, except to the extent such Losses result from the negligence or intentional misconduct of the Indemnified Party (including, in particular, any act or omission by the Indemnified Party which is not in accordance with the product release and characterization specifications referred to in Clause 10.17).

13.7	Each Party shall maintain, at its sole cost, adequate general and product liability insurance for such period as that Party continues to supply Product pursuant to this Agreement plus three years, and shall ensure that the other Party’s interest is noted on the policy, if so requested by the other Party. Each Party shall promptly, on request, supply the other Party with a copy of each such policy of insurance.

13.8	Each Party shall promptly inform the other Party of, and deliver comprehensive written details to the other Party of any safety or environmental concerns or issues reportable to, or raised by, any Competent Authority which relate to the Product or other oral vaccine using Microscience technology which might have an impact on the Product. Upon request of either Party, the other Party shall use all reasonable endeavours to assist that Party in taking any action with respect to the Product which is necessary or reasonably desirable as a consequence of those safety or environmental concerns or issues.

13.9	In the event that either Party (the “First Party”) intends to seek indemnification under Clause 13.6, it shall promptly inform the other Party (the “Second Party”) and the First Party shall permit the Second Party and/or its insurers to direct and control the defence of the claim, which shall use independent legal representation for the First Party where reasonably necessary. The First Party shall provide such reasonable assistance as reasonably requested by the Second Party (at the Second Party’s cost) in the defence of the claim, provided always that nothing in this Clause 13.9 shall permit the First Party to make any admission on behalf of the Second Party, or to settle any litigation without the prior written consent of, the Second Party, which consent is not to be unreasonably withheld or delayed (except that the Second Party may always withhold such consent on the instructions of its insurers).

13.10	The rights, powers and remedies provided in this Agreement are (except as expressly provided) cumulative and not exclusive of any rights, powers and remedies provided by law, or otherwise.
14. CONFIDENTIALITY
14.1	The Trust undertakes and agrees not at any time, for any reason whatsoever, to disclose, or permit to be disclosed, to any third party, or otherwise make use of, or permit use to be made of (except as expressly permitted by this Agreement) any trade secrets or confidential information relating, amongst other things, to:
14.1.1	Microscience’s technology;

14.1.2	the business affairs or finances of Microscience; or

14.1.3	the business affairs or finances of any Affiliate, licensee, sublicensee, supplier, agent, distributor or customer of Microscience
(“Confidential Information”) which comes into its possession pursuant to this Agreement.

14.2	This Clause 14 shall apply to the Background Intellectual Property and the Project Intellectual Property on the basis that it is Confidential Information owned by Microscience such that, except so far as is reasonably necessary for the Trust to exploit any Licence granted to it in accordance with Clause 10, the Trust shall not disclose it without the consent of Microscience, or otherwise than in accordance with the provisions of this Clause 14.

14.3	The Trust shall ensure that only those of its officers and employees and those of its licensees, sublicensees, potential licensees or sublicensees and Affiliates who have a need to know for the purposes of carrying out this Agreement are given access to Microscience’s Confidential Information and that all such persons, prior to the disclosure of Confidential Information to them, agree to be bound by the obligations of the Trust under this Clause 14. The Trust shall enforce such obligations of all such persons.

14.4	The obligations of confidence referred to in this Clause 14 shall not extend to any Confidential Information which:
14.4.1	is at the time of disclosure, or thereafter becomes, generally available to the public otherwise than by reason of a breach by the recipient of the provisions of this Clause 14;

14.4.2	is known to the recipient without obligations of confidence prior to its receipt from the disclosing Party, as can be shown by written record;

14.4.3	is subsequently disclosed to the recipient without obligations of confidence by another party owing no such obligations in respect thereof;

14.4.4	is required to be disclosed by any applicable law or any Competent Authority to which the recipient is from time to time subject; or

14.4.5	is independently developed by a person or persons with no access to the Confidential Information disclosed by the disclosing Party, as demonstrated by written records, but the fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

14.5	The obligations of the Trust (and all persons referred to in Clause 14.3) under this Clause 14 shall survive until ten years after the expiry or termination for whatever reason of this Agreement.

14.6	Each Party undertakes that, prior to any of its Affiliates ceasing to be an Affiliate, it will procure that any such Affiliate that holds Confidential Information of the other Party will give confidentiality and non-use undertakings to the other Party on terms no less onerous than the terms of this Clause 14.
15. TERMS AND TERMINATION
15.1	This Agreement shall come into effect on the Effective Date and, subject to earlier termination in accordance with this Clause 15, shall continue in full force until the expiry of all rights and obligations hereunder.

15.2	Either Party (“Terminating Party”) shall have the right to terminate this Agreement forthwith at any time upon giving written notice of termination to the other Party (“Defaulting Party”), upon the occurrence of any of the following events:
15.2.1	the Defaulting Party commits a breach of a material obligation set out in this Agreement which is not capable of remedy;

15.2.2	the Defaulting Party commits a breach of a material obligation set out in this Agreement which is capable of remedy but has not been remedied within sixty (60) days of the receipt by it of a notice from the other Party identifying the breach and requiring its remedy;

15.2.3	the Defaulting Party becomes insolvent or any notice is issued for convening a meeting at which a resolution is to be proposed or any petition is presented (which notice or petition is not withdrawn or discharged within 14 days) for the winding up of the Defaulting Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or an order is made or a resolution is passed for the winding up of the Defaulting Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction);

15.2.4	any notice is given or petition presented or other step is taken in relation to the appointment of an administrator, administrative receiver, receiver or liquidator in respect of a material part of the Defaulting Party’s assets or business which is not withdrawn or discharged within 14 days;

15.2.5	the Defaulting Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt;

15.2.6	a mortgagee, chargee or other encumbrancer takes possession of, any part of the Defaulting Party’s assets or undertaking;

15.2.7	the Defaulting Party ceases to continue its business; or

15.2.8	the Defaulting Party becomes unable to pay its debts as and when they fall due.
15.3	Microscience shall have the right to terminate this Agreement upon written notice to the Trust in the event that Microscience decides that it would not be commercially viable to perform further work on the Project or to commercialise Product further or that there is a technical issue precluding further progress of the Project.

15.4	Subject to Clause 15.5, if Microscience undergoes a Change of Control, the Trust shall have the right to terminate this Agreement immediately if, in its reasonable opinion, the Change of Control or its consequences would be incompatible with or have an adverse effect, on the Trust’s charitable objectives.

15.5	At any time, Microscience may notify the Trust that a transaction is proposed that would result in a Change of Control of Microscience. In the event that Microscience so notifies the Trust, the Trust shall notify Microscience within 30 days of the date of receipt of such notice if it will or will not terminate this Agreement following such Change of Control. In the event that the Trust notifies Microscience that it will not terminate this Agreement following such Change of Control or the Trust fails to respond to Microscience’s notice within 30 days of receipt, the Trust shall not be entitled to terminate this Agreement under Clause 15.4 following such Change of Control.
16. CONSEQUENCES OF TERMINATION
16.1	Upon termination of this Agreement for whatever reason, Microscience shall return all funding received from the Trust under this Agreement, which is unspent at the date of termination (after deduction of costs and non-cancellable commitments incurred prior to the date of termination).

16.2	In the event of termination of this Agreement by the Trust under Clause 15.2, or by Microscience under clause 15.3:
16.2.1	the Trust shall retain its rights under Clauses 6.1 and 6.2 and, for the avoidance of doubt, Microscience’s corresponding obligations under those Sub-Clauses to pay Royalties to the Trust shall continue;

16.2.2	Microscience shall retain its rights under Clause 6.3 and, for the avoidance of doubt, the Trust’s corresponding obligation to pay a Royalty to Microscience under that Sub-Clause shall continue;

16.2.3	the Trust’s rights and Microscience’s obligations under Clause 8 shall continue; and

16.2.4	each Party shall retain its rights under, and be subject to its obligations under, Clause 10.
16.3	In the event of termination of this Agreement by Microscience under Clause 15.2:
16.3.1	the Trust’s rights under Sub-Clauses 6.1 and 6.2 and under Clause 10 shall terminate; and

16.3.2	the Trust’s rights and Microscience’s obligations under Clause 8 shall continue.
16.4	In the event of termination of this Agreement by the Trust under Clause 15.4:
16.4.1	the Trust’s rights under Sub-Clauses 6.1 and 6.2, and, for the avoidance of doubt, Microscience’s corresponding obligations to pay Royalties under those Sub-Clauses, shall be amended so that Microscience shall pay to the Trust amended Royalties depending on the Instalments paid by the Trust as at the date of termination as follows:

Payment made	Percentage of the Royalty set out in Clauses 6.1 and 6.2 which is payable
First Instalment	[**]%
Second Instalment	[**]%
Third Instalment	[**]%
16.4.2	the Trust’s rights and Microscience’s obligations under Clause 8 shall continue; and

16.4.3	the Trust’s rights under Clause 10 shall terminate.
16.5	Termination or expiry of this Agreement for whatever reason shall not affect: (a) rights or obligations which are expressed or intended to continue in force following termination or expiry of this Agreement; or (b) the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination or expiry including in particular, but without limitation, the right to recover damages and interest. Subject to the provisions of Clauses 16.2, 16.3 and 16.4, the provisions of Clauses 4 (Ownership of Project IP), 6 (Royalty), 7 (Books and Records), 8 (Equity Issue), 10 (Access to Product Throughout the World), 13 (Warranties and Indemnity), 14 (Confidentiality), 16 (Consequences of Termination), 22 (Dispute Resolution) and 26 (Third Party Rights) shall remain in full force and effect following termination or expiry of this Agreement.
17. WAIVER
17.1	Neither Party shall be deemed to have waived any of its rights or remedies conferred by this Agreement unless the waiver is made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of either Party in exercising or enforcing any of its rights or remedies conferred by this Agreement shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of any right or remedy by either Party preclude or impair any other exercise or enforcement of that right or remedy by that Party.

18. ENTIRE AGREEMENT AND VARIATION
18.1	This Agreement and the Application constitute the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement including, for the avoidance of doubt, the Letter of Intent between the Parties dated 3rd May 2004 and which became effective on 6th May 2004. No director, employee or agent of either Party is authorised to make any representation or warranty to another party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties provided always that nothing in this Clause 18.1 shall operate to limit or exclude either Party’s liability for fraud or fraudulent misrepresentation.

18.2	No variation, amendments, modification or supplement to this Agreement shall be valid unless made in writing and signed by a duly authorised representative of each Party.
19. NOTICES
19.1	Any notice to be given pursuant to this Agreement shall be in writing and shall be delivered by hand, sent by registered or recorded delivery, airmail post or sent by facsimile confirmed by registered or recorded delivery post to the address or facsimile number of the recipient Party set out below or such other address or facsimile number as a Party may from time to time designate by written notice to the other Party:

Address of the Trust:

215 Euston Road, London NW1 2BE

Fax Number: +44 (0)207 611 8857

All notices to be marked for the attention of the Head of Business Development, cc The Awards Officer, Technology Transfer Division.

Address of Microscience:

540-545 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TU

Fax Number: +44 (0)118 944 3301

All notices to be marked for the attention of Rod Richards, Chief Executive Officer.

19.2	Any notice given pursuant to this Clause 19 shall be deemed to have been received:-
19.2.1	in the case of delivery by hand, when delivered; or

19.2.2	in the case of sending by post:
19.2.2.1	where posted in the country of the addressee, on the third Business Day following the day of posting; and

19.2.2.2	where posted in any other country, on the seventh Business Day following the day of posting; or
19.2.3	in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 1700 hours local time of the recipient and in any other case on the following Business Day.
20. ASSIGNMENT
20.1	Neither Party shall, assign, charge or declare a trust over the benefit and/or burden of this Agreement, except to the extent that the same occurs as a result of the Encumbrances referred to in Schedule 3.
21. FORCE MAJEURE
21.1	If either Party is unable to carry out any of its obligations under this Agreement due to Force Majeure, this Agreement shall remain in effect but the relevant obligations of the Party unable to carry out its obligations under this Agreement shall be suspended for a period equal to the duration of the circumstances of Force Majeure, provided that:
21.1.1	the suspension of performance is of no greater scope than is required by the Force Majeure;

21.1.2	the Party unable to carry out its obligations under this Agreement gives the other Party prompt notice of the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

21.1.3	the Party unable to carry out its obligations under this Agreement uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstances of Force Majeure; and

21.1.4	as soon as practicable after the event which constitutes Force Majeure, the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.
21.2	If Force Majeure is continuing at the expiry of six (6) months from its first occurrence, the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

22. DISPUTE RESOLUTION
22.1	Any question, difference or dispute which may arise concerning the construction meaning or effect of this Agreement or concerning the rights and liabilities of the Parties hereunder or any other matter arising out of or in connection with this Agreement shall first be submitted to the Director of the Technology Transfer Division of the Trust and Rod Richards, Chief Executive Officer of Microscience for resolution, who may call on others to advise them as they see fit.

22.2	If the Director of the Technology Transfer Division of the Trust and the Chief Executive Officer of Microscience fail to resolve the dispute within 28 days, such dispute shall be referred to and finally resolved by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with those Rules. This Agreement shall be governed by the laws of England and Wales, the arbitration shall have its seat in London and the language to be used in the arbitration shall be English.
23. SEVERANCE OF TERMS
23.1	If the whole or any part of this Agreement is or becomes, or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):
23.1.1	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement, it shall terminate only in relation to the jurisdiction in question; or

23.1.2	in the case of the illegality, invalidity or unenforceability of part of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement, which shall continue in full force and effect.
23.2	If, in the reasonable opinion of either Party, any severance under this Clause 23 materially affects the commercial basis of this Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.
24. NO PARTNERSHIP
24.1	None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and neither Party shall have any authority to bind the other in any way except as provided in this Agreement.
25. COSTS AND EXECUTION
25.1	Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

25.2	Each Party shall, at its own cost and expense, carry out, or use all reasonable endeavours to ensure the carrying out of, whatever further actions (including the execution of further documents) the other Party reasonably requires from time to time for the purpose of giving that other Party the full benefit of the provisions of this Agreement both during and after the term of this Agreement.
26. THIRD PARTY RIGHTS
26.1	This Agreement is not intended by the Parties to create rights or benefits in favour of any person not party to this Agreement, or make any rights or benefits enforceable by, or on behalf of, such third parties. For the avoidance of doubt, all laws providing to the contrary in any country including the relevant provisions of the Contracts (Rights of Third Parties) Act 1999 in the United Kingdom are hereby excluded to the fullest extent permitted.
This Agreement shall come into force on the date given at the beginning of this Agreement.

Signed for and on behalf of	)
THE WELLCOME TRUST	)
LIMITED as trustee of	)
The Wellcome Trust	)	/s/ [Illegible]
by its authorised signatory	)	Authorised Signatory

Signed for and on behalf of	)
THE WELLCOME TRUST	)
LIMITED as trustee of	)
The Wellcome Trust	)	/s/ [Illegible]
by its authorised signatory	)	Authorised Signatory

Signed for and on behalf of	)
MICROSCIENCE	)	/s/ [Illegible]
HOLDINGS PLC	)	Director

Signed for and on behalf of	)	/s/ R. Richards
MICROSCIENCE	)	Chief Executive
LIMITED	)	Director

Schedule 1
The Project
The Trust shall pay the following amounts to Microscience upon the achievement of the following Project Milestones:

Project Milestone	Project Milestone Criteria	Project Milestone Date	Instalment
Completion	Signature of this agreement	[**]	£[**]

Preparation, conduct and completion of Phase II Adult Study in Vietnam as set out in the Application	Completion of ID steps 0-15, as described in Schedule 2 under the heading “Revised Gantt chart”	[**]	£[**]

Decision to initiate the phase III surveillance based on commercial partnering/NGO funding	Letter to the Trust signed by Microscience’s CEO and chairman of the board, or their equivalent positions, setting out the key terms on which funding will be made available for the phase III study	[**]	£[**]
Instalments of Programme Related Investment payable upon achievement of each Project Milestone on or before the relevant Project Milestone Date.

Schedule 2
Documents relating to the performance of the Project
2.1 Microscience’s Application for a Strategic Translation Award dated [ ]
Application for a Strategic Translation Award
Please return this form and six copies (unfolded) to:
Technology Transfer
The Wellcome Trust
183 Euston Road
London NW1 2BE
Tel: 020 7611 8202
Fax: 020 7611 8857
E-mail: techtransfer@wellcome.ac.uk
Web: www.wellcome.ac.uk/techtransfer
The Wellcome Trust is a charity whose mission is to foster and promote research with the aim of improving human and animal health (registered charity no. 210183). Its able Trustee is The Wellcome Trust Limited, a company registered in England, no. 27711030, whose registered office is 183 Euston Road, London NW1 2BE.
TA-2211 [Illegible]
The Wellcome Trust

USE OF YOUR INFORMATION
The Wellcome Trust is committed to protecting the privacy of your personal information. Information that you supply in connection with this application and any funding arising from it will be treated in confidence, used for processing and evaluating your application, and will be stored by the Wellcome Trust, its agents and/or advisors in accordance with the Data Protection Act 1998. It may also be disclosed to external peer reviewers, some of whom may be based outside of the EU. The Wellcome Trust may publish basic details of successful awards, e.g. on its website or in its Annual Report, and contact you for your views on its funding schemes and application processes. Please contact the Wellcome Trust if you have any further questions about its policy on data protection.
The Wellcome Trust would like to be able to contact you to let you know about new award schemes and initiatives that may be of interest to you. If you would prefer not to be contacted about these, please check this box. ☐
Q1 Principal applicant:

Surname:	[**]

Forename	[**]

Title:	[**]

Position:	[**]

Employing Organization:	Microscience Ltd
Q2 Title of project (no more than 220 characters):

The safety and immunogenicity of a single dose oral typhoid vaccine in Vietnamese healthy adults and children and identification and preparation of a field site for a Phase III efficacy study

Q3 Period for which support is sought (state in months):	24 months

Q4 Proposed start date (dd/mm/yy):	01/10/04

Q5 Does the proposal arise from previous Wellcome Trust funding?	☐ Yes ☑ No

Q6 Total requested cost (*deleted as appropriate):	£1,410,788

Cumulative cost to Objective 1:	£222,061

Cumulative cost to Objective 2*:	£1,290,576

Cumulative cost to Objective 3*:	£1,410,788

Principal applicant:	[**]

Project title:	The safety and immunogenicity of a single dose oral typhoid vaccine in Vietnamese healthy adults and children and identification and preparation of a field site for a Phase III efficacy study
Undertakings
(I)	In signing the application form where shown below, and in consideration of the receipt of this application by the Wellcome Trust, all applicants (principal applicant, coapplicant, sponsors, technology transfer office/group representatives) UNDERTAKE that the information provided in the application form and otherwise in connection with this application is to the best of their knowledge and belief accurate and complete and that, in relation to any award of grant resulting from the application, they will:
1.	Take all reasonable actions to ensure that the Wellcome Trust’s contribution to the funding of the research is suitably acknowledged.

2.	If research papers (whether based wholly or partly upon the research to be funded by the grant) are published, forward copies to the Wellcome Trust upon publication.

3.	Comply as Wellcome Trust-funded researchers with the Wellcome Trust’s principles and policies on relationships between Wellcome Trust-funded researchers and commercial entities as set out in Annex A to the Wellcome Trust’s grant conditions.

4.	Meet the requirements of the Wellcome Trust, as set out in the grant conditions, prior to entering into an arrangement with any enterprise that will provide for the exploitation of any results arising from any activity funded under a Wellcome Trust award.

5.	Promptly inform the Wellcome Trust of any material changes during the period of the grant to any of the details provided in this application.
I have read the conditions under which grants are awarded and the undertakings detailed above and, if a grant is made, I agree to abide by them. I shall be actively engaged in the day-to-day control of the project. I consent to the information provided in this application being used and disclosed in accordance with the principles set out in the Wellcome Trust Data Protection statement which appears on this form.

Signature of applicant	N/A	Date:

Signature of technology transfer office/group joint applicant		Date:

Signature of coapplicant	N/A	Date:

Signature of sponsor (if applicable)		Date:
(II)	In signing the application form where shown below, and in consideration of the receipt of this application by the Wellcome Trust, the Head of the Department and Head of Technology Transfer Office/Group UNDERTAKE that the information provided in the application form and otherwise in connection with this application is to the best of his/her knowledge and belief accurate and complete and that, in relation to any award of grant resulting from the application, he/she will:
1.	Ensure compliance with the Wellcome Trust’s principles and policies on relationships between Wellcome Trust-funded researchers and commercial entities as set out in Annex A to the Wellcome Trust’s grant conditions.

2.	Meet the requirements of the Wellcome Trust, as set out in the grant conditions, prior to entering into an arrangement with any enterprise that will provide for the exploitation of any results arising from any activity funded under a Wellcome Trust award.

3.	Promptly inform the Wellcome Trust of any material changes during the period of the grant to any of the details provided in this application.
I have read the conditions under which grants are awarded and the undertakings detained above and, if a grant is made, I agree to abide by them. I confirm that I have read and support this application, that I agree to this research being carried out in my department, and that all necessary licences and approvals have been or are being obtained.

Signature of Head of Department N/A	Date:

Signature of Head of Technology Transfer Office/Group N/A	Date:
(III)	In signing the application form where shown below, and in consideration of the receipt of this application by the Wellcome Trust, the institution UNDERTAKES that the information provided in the application form and otherwise in connection with this application is to the best of its knowledge and belief accurate and complete, and that it will:
1.	Ensure compliance with the Wellcome Trust’s principles and policies on relationships between Wellcome Trust-funded researchers and commercial entities as set out in Annex A to the Wellcome Trust’s grant conditions.

2.	Meet the requirements of the Wellcome Trust, as set out in the grant conditions, prior to entering into an arrangement with any enterprise that will provide for the exploitation of any results arising from any activity funded under a Wellcome Trust award.

3.	Obtain from all individuals, subsequently funded as a result of the application, the equivalent undertakings as required from the applicants ab initio (i.e. before funding takes place).

4.	Apply with full rigour all relevant arrangements for the protection of any patentable intellectual property rights arising from any research funded as a result of this application, as detailed in the grant conditions. However, if the institution decides not to proceed with the protection of any patentable intellectual property rights, it will co-operate fully (and ensure that its employees, students, contractors, and representatives co-operate) with Technology Transfer at the Wellcome Trust such that the Wellcome Trust will have an unreserved and unrestricted right, but not a duty, to seek patent protection.

5.	Take full responsibility for the management, monitoring and control (including the requirements of all regulatory authorities governing the use of radioactive isotopes, animals, pathogenic organisms, genetically manipulated organisms (GMOs), toxic and hazardous substances, and research on human subjects and human embryos) of all the research work funded as the result of the application and all those staff (permanent, temporary and students) employed in or involved in any research funded as a result of the application.

6.	Ensure that all permanent and temporary staff and students employed in or involved in the research receive training appropriate to their duties, in accordance with the regulations set down under the COSHH, ACDP and ACGM guidelines, the Health and Safety at Work regulations, and any other statutory or regulatory requirements as may apply from time to time.

7.	Promptly inform the Wellcome Trust of any material changes during the period of the grant to any of the details provided in this application.
If a grant is made I will ensure that the funds provided are used for the purpose for which they have been given. I confirm that it is the institution’s intention to maintain its support for the department of the applicant[s] during the period for which this grant is requested. I also confirm that this institution holds/is not required to hold a Certificate of Designation under the Animals (Scientific Procedures) Act 1986. I also confirm that I have read and I accept for and on behalf of the institution the conditions under which grants are awarded and these undertakings.

*Delete as appropriate

Signature of Secretary of Institution/Finance Officer:		Date:
Institution:

Position:
Please complete this form with reference to the associated guidance notes.

Principal applicant (Scientist)

Name:	[**]	Title	[**]
Post	[**]
Address:	540-545 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5TU
Tel:	[**]	Fax:
E-mail:	[**]
Technology transfer office/group joint applicant

Name:	N/A	Title
Post
Address:

Tel:		Fax:
E-mail:
Sponsor (if applicable)

Name:	N/A	Title
Post
Address:

Tel:		Fax:
E-mail:
Coapplicant

Name:	[**]	Title	[**]
Post	[**]
Address:	[**]
Tel:	[**]	Fax:
E-mail:	[**]

Coapplicant

Name:	[**]	Title	[**]
Post	[**]
Address:	[**]
Tel:	[**]	Fax:	[**]
E-mail:	[**]
Coapplicant

Name:	[**]	Title	[**]
Post	[**]
Address:	[**]
Tel:	[**]	Fax:	[**]
E-mail:	[**]

Recommended by sponsor
Please complete if the principal applicant does not hold an established position.

N/A

Signed:	Date:

Name:	Position:

Q7 Summaries of University Translation Award research and commercialization objectives
(Both parts combined should be no more than 400 words.)
(a) For technically qualified assessors:

A breakthrough has been made in the development of an improved oral typhoid vaccine through the application of functional genomics sciences. This has led to the identification of several genes in Salmonella species that are essential for virulence providing new gene targets for attenuation, resulting in the development of a novel live attenuated typhoid vaccine that can be administered orally and is safe and immunogenic at a single dose.
The live attenuated Salmonella typhi strain S. typhi (Ty2 aroC¯ssaV¯) ZH9 contains defined (independently attenuating) non-reverting deletions in two genes, aroC and ssaV. The ssaV gene is encoded on SPI-2, Salmonella Pathogenicity Island 2. SPI-2 encodes a type III secretion system and ssaV encodes a structural component of the secretory apparatus. SPI-2 is required for growth and survival within macrophages, one of the mechanisms by which S. typhi is spread systemically. Therefore, a mutation in this gene will prevent systemic spread of the vaccine strain, an important safety consideration for live vaccines.
The vaccine has been tested in clinical studies involving over 100 US and UK subjects and has shown to have an excellent safety profile (no bacteraemias or persistent shedding detected) and after a single dose, stimulates strong mucosal and systemic immune responses comparable to those stimulated by four doses of the currently licensed vaccine.
A single dose vaccine that does not require a needle for administration would bring enormous healthcare benefits to developing countries where typhoid is endemic and it is difficult to maintain the cold chain. The vaccine offers a new opportunity for the control and possibly the future eradication of typhoid from the wild.
The objectives of the project are to clinically evaluate the vaccine in healthy Vietnamese adults and children in Phase II studies and to set up a field site in preparation for efficacy testing. The project will be carried out in collaboration with the Oxford University Wellcome Trust Unit in Viet Nam, [**] bringing together considerable expertise in vaccinology and specifically on the development of typhoid vaccines.
The STA is critical to the eventual commercialisation of the product in any territory. The commercial market for typhoid vaccines is not large and it is difficult for Microscience to justify funding the whole programme required to gain approval of the product, either as a traveller’s vaccine, or in developing countries, given that the Company has a number of more commercially attractive vaccines in the portfolio.
However, Microscience recognises the importance of this vaccine in providing substantial healthcare benefits in the developing world and would like to ensure that if the vaccine is successful, those benefits are delivered.
The route to commercialisation of the vaccine whether it is for travellers or the developing world will involve carrying out a large efficacy study in a country where typhoid is endemic. The STA proposal is critical for taking the first steps in this process and addressing one of the key technical barriers relating to transfer of vaccines from the developed to the developing world, that is whether the safety and immunogenicity profiles will be similar, particularly in children who will form the bulk of the cohort in the efficacy study. It will be difficult to obtain further investment into the project until this key question has been answered. It is also essential, in parallel to the clinical studies, to establish a field site than can subsequently be used for the efficacy study. Establishing the incidence rate for typhoid will allow detail planning of the efficacy study, particularly in terms of the numbers of subjects that will need to be involved giving an accurate view of what future funding will be required for the efficacy study which will be pivotal for gaining approval of the product.
If the vaccine proves to be successful in the stepping stone studies and in the establishment of the field site in Viet Nam it should provide leverage for obtaining additional funding, either from commercial or NGO sources.
(b) For lay readers:

Typhoid fever remains a major disease of the developing world. The spread of bacteria that are resistant to all affordable antibiotics raises the possibility of untreatable typhoid fever and a return to the pre-antibiotic era when 30% of patients died. There is no currently available affordable vaccine that offers long term protection after a single dose. The application of genomic sciences has resulted in a breakthrough in the development of an improved typhoid vaccine that can be given orally and is effective at a single dose. The vaccine has been tested in studies involving over 100 subjects in the US and UK and has shown to have an excellent safety profile and after a single dose, stimulates the body to make immune responses equivalent to those stimulated by four doses of the currently licensed vaccine. A single dose vaccine that does not require a needle for administration would bring enormous healthcare benefits to developing countries where typhoid is endemic and it is difficult to maintain the cold chain. The vaccine offers a new opportunity for the control and possibly the future eradication of typhoid from the wild. The objectives of the project are to clinically evaluate the vaccine in healthy Vietnamese adults and children and to identify and set up a field site in Viet Nam where a future study can be carried out to assess whether it can protect against typhoid fever.
The STA is critical to the eventual commercialisation of the product in any territory. The commercial market for typhoid vaccines is not large and it is difficult for Microscience to justify funding the whole programme required to gain approval of the product, either as a traveller’s vaccine, or in developing countries, given that the Company has a number of more commercially attractive vaccines in the portfolio.
However, Microscience recognises the importance of this vaccine in providing substantial healthcare benefits in the developing world and would like to ensure that if the vaccine is successful, those benefits are delivered.
The route to commercialisation of the vaccine whether it is for travellers or the developing world will involve carrying out a large efficacy study in a country where typhoid is endemic. The STA proposal is critical for taking the first steps in this process and addressing one of the key technical barriers relating to transfer of vaccines from the developed to the developing world, that is whether the safety and immunogenicity profiles will be similar, particularly in children who will form the bulk of the cohort in the efficacy study. It will be difficult to obtain further investment into the project until this key question has been answered. It is also essential, in parallel to the clinical studies, to establish a field site that can subsequently be used for the efficacy study. Establishing the incidence rate for typhoid will allow detail planning of the efficacy study, particularly in terms of the numbers of subjects that will need to be involved, giving an accurate view of what future funding will be required for the efficacy study which will be pivotal for gaining approval of the product.
If the vaccine proves to be successful in the stepping stone studies and in the establishment of the field site in Viet Nam it should provide leverage for obtaining additional funding, either from commercial or NGO sources.
Q8. How did you hear about this award scheme?

Wellcome Trust website ☐	Other Wellcome Trust contact ☐	University or technology transfer office/group ☑

Press ☐ Other (please specify)

Q9 Previous applications to the Wellcome Trust
☑ Yes ☐ No
(a)	Is this the principal applicant’s first application to the Wellcome Trust?

If no, please give details of previous approaches over the last five years.

Indicate with an (*) those awards (if any) which have contributed to the background of this proposal.

N/A
(b)	Is this application a resubmission of an application previously considered by the ☐ Yes ☑ No

Wellcome Trust?

If yes, when and where was it considered?	N/A

Please give the Wellcome Trust’s reference number:	N/A

In a covering letter briefly state how this application differs from the original.

Q10 Details of other sources of funding
State name of awarding body, title of project, amount awarded, dates of support and proportion of time spent on each project.

(a)	Current sources of funding

Indicate with an (*) those awards (if any) which have contributed to the background of this proposal.

To date the only source of funding has been through Microscience Ltd, a privately owned UK company working on the development of novel vaccines and immunotherapeutics for prevention and treatment of infectious disease. The Company was founded on vaccine technology developed at Imperial College and was spun out in 1997. To date the Company has raised £[**] in the form of private equity investment. The major investors are Merlin, Apax Partners, Advent Venture Partners and J.P. Morgan Partners. The funding has enabled Microscience to develop five vaccine products, including the oral typhoid vaccine, all of which are now undergoing clinical testing in the U.K. and U.S.
To date approximately £[**] has been spent by Microscience on the development of the oral typhoid vaccine over the past five years. It is estimated that approximately £[**] is still required to complete all the activities required to commercialise the product.
(b)	Any other source of funding that has directly contributed to the background of this proposal.

No

Name of applicant:	[**]

Q11	Patent Information

(Please continue on an additional sheet if necessary.)

Have any patent(s) or patent application(s) been filed by the applicant(s) ☑ Yes ☐ No which relate to this proposal?

If yes, please provide details:

	1)	Application number or publication number:	W096/17951

		Priority date:	11 December 1995

		Inventors:	D W Holden, J E Shea, M Hensel

		Applicant:	RPMS (now co-owned by Microscience Ltd)

		Funding source:	N/A

	2)	Application number or publication number:	W000/68261

		Priority date:	10 May 1999

		Inventors:	G Dougan, J D Santengelo, D W Holden, J E Shea, Z Hindle

		Applicant:	Microscience Ltd

		Funding source:	N/A
How do these patent(s) or patent application(s) relate to this proposal?

The typhoid vaccine candidate contains mutations in aroC and ssaV.
W096/17951 — Contains claims to use of strains harbouring mutations in Salmonella Pathogenicity Island 2, including the ssaV gene.
W000/68261 — Claims to the combination of aroC and ssaV. Claim for the combination being particularly useful for making attenuated mutants of Salmonellae.

Q12 Details of the investigation
Please refer to the guidelines notes before completing this section.

(a)	Please detail the key objectives of the proposal, relating these to the proposed project Objectives.

The overall objective of the proposal is to translate the Phase I/II clinical findings from an improved oral typhoid vaccine being developed in the UK and US, to a country where typhoid is endemic, in order to prepare for a large field study in which the vaccine can be evaluated for efficacy. This will be achieved by carrying out a Phase II programme in Viet Nam in healthy adult subjects and school age children in order to confirm the safety and immunogenicity of the vaccine in a Vietnamese population, providing assurance that the vaccine is suitable for use in a large efficacy study in the Mekong Delta of Viet Nam. The proposal will address one of the key technical barriers associated with transfer of vaccines from developed to developing countries; the vaccine has so far been tested in healthy subjects in countries where typhoid is not endemic, but it is known that the safety and immunogenicity profiles of vaccines, particularly live vaccines given orally, can be different in subjects where the disease is endemic and where the socio-economic conditions are very different. The proposed project will therefore highlight any differences between the different populations and will provide new scientific data on this issue that will be useful for the development of other vaccines.
The other major objective will be to identify and prepare a site in the Mekong Delta where a large field study can be performed to establish the efficacy of the vaccine. The site development will be carried out in parallel to the Phase II programme described above.
In order to achieve the overall objective the key objectives of the project are as follows:
Initiation of a Phase II programme in Viet Nam in healthy adult volunteers and children:
•	Identification of site

•	Clinical protocol development

•	Regulatory approval from Vietnamese and US authorities

•	Assay transfer

•	Manufacture and release of clinical material

•	Screening and recruitment of subjects
Demonstration of safety, tolerability and immunogenicity in Vietnamese adults and children
•	Dosing

•	Monitoring of study (safety and GCP)

•	Evaluation of safety

•	Completion of immunoassays

•	Management and validation of data
Preparation of field site for Phase III study
•	Identification of site

•	Establishment of infrastructure

•	Perform Census

•	Establishment and provide training in diagnostic tools

•	Disease surveillance

Name of applicant:	[**]
(b)	Describe how this proposal will ultimately lead to healthcare benefit

The proposal could lead to considerable healthcare benefits for both the developing and developed world. The activities outlined in the proposal are the first steps in a clinical evaluation of the vaccine critical for moving to an efficacy study in an endemic area. Such a study will be required for approval of the vaccine in any country since there are no accepted correlates of immunity. All other typhoid vaccines have been approved on efficacy data generated in endemic areas. Typhoid fever remains a very significant global health problem with an estimated 17 to 33 million cases occurring worldwide annually resulting in 600,000 deaths, virtually all these cases occur in the developing world. In the last few years there has been the worrying development and global spread of bacteria that are resistant to all affordable antibiotics. Over 90% of isolates in Southern Viet Nam are resistant to all first line antibiotics making the need for an effective and affordable vaccine more urgent. There are licensed vaccines available to prevent typhoid fever but these are less than ideal for control of typhoid fever in developing countries. The currently licensed oral typhoid vaccine achieves protection in 60-70% of recipients but requires four doses resulting in compliance issues and difficulty in maintaining the cold chain. The single dose injectable vaccine based on the surface polysaccharide Vi is also not ideal as it’s administration requires the use of needles and being a polysaccharride, it is poorly immunogenic in young children. The incidence of typhoid fever is highest in school age and pre-school age children in developing countries.
A single dose vaccine that is immunogenic in young children and does not require a needle for administration would therefore bring enormous healthcare benefits to developing countries where it is difficult to maintain the cold chain that is required for multi-dose vaccines. Furthermore, because S. typhi is a human restricted pathogen, has no animal reservoirs and does not persist in the environment, the vaccine also offers a new opportunity for the control and possibly the future eradication of typhoid from the wild.
Additional healthcare benefits will be derived from setting up of a field site for testing efficacy. Establishing the infrastructure and expertise at a potential field site will also provide information on the general disease burden of the population making it possible to derive other healthcare strategies to address other disease targets.
Finally, the proposal could also lead to the approval of the vaccine for the prevention of typhoid fever in travelers to endemic areas.

(c)	Give relevant technical background information (maximum 1 1/2 pages)

Modern molecular biology techniques and increasing knowledge of Salmonella pathogenesis have led to the identification of several genes that are essential for in vivo growth and survival of these organisms. (1) This has provided new gene targets for attenuation, leading to the concept that future live vaccine strains can be rationally attenuated by introducing defined mutations into selected genes that are known to be involved in virulence. This will facilitate the development of improved vaccines, particularly in terms of the immunogenicity and therefore the number of doses that have to be given.
Microscience has constructed a Salmonella typhi vaccine strain S. typhi (Ty2 aroC¯ssaV¯) ZH9 that contains defined (independently attenuating) deletions in two genes, aroC and ssaV. (2) The aroC gene encodes chorismate synthase, an enzyme involved in the biosynthesis of aromatic compounds. Aro mutations are well described as being attenuating for Salmonella in humans, (2) and the basis is presumed to be that two aromatic compounds, para-aminobenzoic acid and 2,3-dihydroxyaminobenzoic acid are limiting for growth in mammalian tissue. The ssaV gene is encoded on SPI-2, Salmonella Pathogenicity Island 2, SPI-2 encodes a type III secretion system and ssaV is believed to encode a structural component of the secretory apparatus. SPI-2 mutations have previously been shown to be attenuating in mice, (3) and there is evidence that this is because SPI-2 is required for growth within macrophages, the mechanism by which S. typhi is thought to be spread systemically. Therefore, a mutation in this gene will prevent systemic spread of the vaccine strain.
S. typhi (Ty2 aroC¯ ssaV¯) ZH9 is derived from the virulent S. typhi strain Ty2. This strain has been used as a background strain for constructing candidate typhoid vaccines previously evaluated in volunteers. The currently licensed live Salmonella vaccine is derived from this strain.
S. typhi (Ty2 aroC¯ ssaV¯) ZH9 is being developed as a single dose, orally delivered vaccine that will protect against typhoid fever. (4)
The attenuation of S. typhi (Ty2 aroC¯ ssaV¯) ZH9 has been demonstrated directly by comparing the replication of S. typhi (Ty2 aroC¯ ssaV¯) ZH9 with S. typhi (Ty2 aroC¯) DTY8, which harbours a single aro mutation, in human macrophage-like cells in the presence and absence of aromatic compound supplements. S. typhi (Ty2 aroC¯ ssaV¯) ZH9 was highly attenuated for growth in macrophages since it failed to replicate and bacterial killing was observed, even in the presence of aromatic compounds. (5) This is an important finding, demonstrating the utility of mutations in SPI-2 as an attenuation strategy for Salmonella. This adds an additional level of safety to the strain.
The attenuation of vaccine strain S. typhi (Ty2 aroC¯ ssaV¯) ZH9 has also been demonstrated indirectly by comparing the attenuation of Salmonella typhimurium (S. typhimurium) strains harboring similar mutations in mice. S. typhi does not infect mice. However, genetically-susceptible mice infected with S. typhimurium develop a systemic “typhoid-like” disease and this mouse typhoid model has been used to predict the usefulness of attenuating mutations in S. typhi. This model has been used to demonstrate a safety advantage of a mutation in SPI-2 (such as ssaV) in combination with an aro mutation, over that of an aro mutation alone. (5)
Both IFN-y and IL-12 are required for control of Salmonella infection in mouse and man, therefore, mice deficient in either IL-12 or IFN-y are useful models of immunocompromised humans. The attenuation of a SPI-2 (ssaJ) transposon insertion mutant and an aro (aroA) transposon insertion mutant of S. typhimurium were compared in both IFN-y KO mice and in mice treated wit h IL-12 specific antibodies. No clinical symptoms of disease were observed with the SPI-2 mutant in either class of immunocompromised mouse and clearance from the tissues was observed. In contrast, the aro mutant replicated to high levels in the tissues and caused death of both the IFN- KO and anti-IL 12-treated mice. Further studies sought to assess the attenuation of S. typhimurium harboring defined deletions in aroC and ssaV identical to those present in S. typhi (Ty2 aroC¯ ssaV¯) ZH9. The aroC ssaV double mutant strain S. typhimurium (TML aroC¯ ssaV¯) WTO5 was completely attenuated in IFN — KO mice (100% survival) whereas the single aroC mutant caused up to 100% mortality. (5) Further studies in conventional mice showed that the aroC ssaV double mutant colonized the mouse tissues at lower levels than a single aroC mutant and was cleared more rapidly from the tissues. These data generated in the mouse typhoid model further demonstrate the utility of mutations in SPI-2 in combination with an aro mutation as an attenuation strategy for Salmonella and provide confidence that S. typhi (Ty2 aroC¯ ssaV¯) ZH9 will be highly attenuated in humans with an increased attenuation over single aro mutants.

Give relevant technical background information (continued)
To date S. typhi (Ty2 aroC¯ ssaV¯) ZH9 has been administered to over 80 healthy adult volunteers in three studies. Full details and results of these studies are provided in Appendix A in the form of a published paper and two clinical trial study reports. A summary of the design of the studies and results is provided below:
In the first study (Study MS01.01) 9 subjects (3 per cohort) received doses of either 107, 108 or 109 CFU of a frozen formulation of the vaccine. (4) In the second study (Study MS01.03) 48 subjects (16 per cohort) received doses of 5 x 107, 5 x 108 or 5 x 109 CFU of a freeze-dried formulation of the S. typhi (Ty2 aroC¯ ssaV¯) ZH9 vaccine. In the third study (Study MS01.04) 32 subjects received 5 x109 CFU of freeze-dried S. typhi (Ty2 aroC¯ ssaV¯) ZH9 in one of two different Presentation solutions (16 per group). These studies indicate that the vaccine is highly immunogenic at a single dose with a good safety profile. The immunogenicity achieved with one dose is comparable to that obtained after 4 doses of the currently licensed oral typhoid vaccine.
Study MS01.03 was a placebo controlled, double blind, out-patient, single dose, dose escalating study conducted under an Investigational New Drug (IND). The study was designed to determine the safety, tolerability and immunogenicity of three dose levels of the vaccine which consisted of a freeze-dried formulation of the live attenuated vaccine strain S. typhi (Ty2 aroC¯ ssaV¯) ZH9 and excipients. A total of 60 healthy adult volunteers were recruited in 3 cohorts of 20. In each cohort, 16 subjects were randomized to receive vaccine and 4 to receive placebo. The cohorts were dosed sequentially such that the first cohort received a single dose of 5x107 CFU of S. typhi (Ty2 aroC¯ ssaV¯) ZH9 or placebo, the second cohort received 5x108 CFU of S. typhi (Ty2 aroC¯ ssaV¯) ZH9 or placebo and the third cohort received 5x109 CFU of S. typhi (Ty2 aroC¯ ssaV¯) ZH9 or placebo. The vaccine or placebo was administered in 50ml 2% bicarbonate following the prior ingestion of a volume of 2% bicarbonate to neutralise stomach acid.
The important consideration for safety of a live, attenuated strain of S. typhi is that following ingestion the strain is not able to disseminate throughout the body and give rise to bacteraemia or shed persistently from the gut. The safety monitoring was designed to show that this did not occur with MICRO-TY.
The S. typhi (Ty2 aroC¯ ssaV¯) ZH9 vaccine exhibited an excellent safety profile and was found to be well tolerated by all of the subjects dosed. None of the blood or urine cultures taken during the study were positive for S. typhi (Ty2 aroC¯ ssaV¯) ZH9. Shedding of S. typhi (Ty2 aroC¯ ssaV¯) ZH9 in the stools of the subjects did not continue beyond 6 days for any subject, at any of the three dose levels. The number of subjects shedding increased with increasing dose level.
There were no serious adverse events (SAEs) related to study medication and there was no statistically significant difference in the incidence of adverse events (AEs) between subjects receiving the vaccine and those who received placebo.
The immune responses measured were the ability to elicit serum IgG antibody against LPS (humoral immune response), and the presence of gut derived anti-LPS lgA antibody secreting cells in the blood, which be indicative of the priming of the gut mucosa (mucosal immune response). The correlates of protection for typoid are not clearly understood, hence the need to carry out an efficacy study in order to demonstrate protection. However, for the currently licensed oral typhoid vaccine (Vivotif, Bema vaccines) which requires four doses, results of the two immunological assays used in assessing this vaccine have been found to putatively correlate with the protection conferred by different formulations and immunisation schedules of Vivotif in field trials (6,7). The identification of these measurements as putative immunological correlates of protection provides an invaluable tool for use in early clinical trials evaluating new live oral typhoid vaccines. (2,4).
In study MS01.03 all three dose levels of S. typhi (Ty2 aroC¯ ssaV¯) ZH9 were shown to be immunogenic, with the highest dose level being immunogenic in all subjects. In both the 5 x107 and 5 x 108 CFU dose groups 9 (56%) subjects in each group mounted an immune response detected by either an anti-LPS ELISPOT response on Day 7 or an anti-LPS serum IgG response on Day 28. This number increased to 16 (100%) in the 5 x 109 CFU dose group. None of the subjects that received placebo mounted an immunological response against S. typhi (Ty2 aroC¯ ssaV¯) ZH9.

The vaccine presentation used in this study requires preparation in non-chlorinated water and involve pre-dosing with a volume of buffer prior to vaccine administration; this is not a convenient method of preparation and administration. The purpose of study MS01.04 was to assess safety and immunogenicity following administration using a presentation that will be more convenient to prepare and administer; it can be prepared in any water and pre-dosing with a volume of buffer will not be required. This presentation will be suitable for commercialisation. Study MS01.04 was performed in the US under the IND. It was an open label, single oral dose (5 x 109 CFU), out patient study involving 32 healthy adult volunteers. 16 subjects were vaccinated using the presentation used for study MS01.03 (Presentation 1) and 16 were vaccinated using the new presentation (Presentation 2).
The database for this study was locked in February 2004 and the data are currently being analysed. Preliminary results are summarised below:
S. typhi (Ty2 aroC¯ ssaV¯) ZH9 demonstrated an excellent safety profile. There were no serious or severe adverse events reported during the study. No subjects reported a fever considered attributable to the vaccine, there were no bacteraemia, no persistent shedding in stools (no subject shed beyond day 6), and no clinically significant changes in haematological and biochemical profiles.
An immune response was elicited in the majority of subjects following administration of the vaccine and there was no evidence of a difference between the presentation groups in the proportion of subjects showing an immunogenic response detected in either the ELISA or ELISPOT assay; fifteen subjects (94%) who received the vaccine using Presentation 1 showed a response; and fourteen subjects (93%) who received the vaccine using Presentation 2 showed a response.
Microscience is also planning to carry out a clinical trial in South Korean healthy adult volunteers during Q4 of 2004. This will be similar in design to the first study that will be carried out in Vietnam. It is designed to evaluate the safety and immunogenicity of a single dose of the intended commercial dose of the vaccine in 28 healthy Asian volunteers in South Korea. It will be blinded and placebo controlled (16 will receive active and 12 placebo). This study is at an advanced stage of planning and Microscience is now committed to it. It was originally considered that it would be necessary to carry out this study in order to provide comfort to the Vietnamese authorities that safety and immunogenicity had been demonstrated in an Asian population prior to being able to move the programme to Vietnam. However, further discussion with the Wellcome Trust Unit in Vietnam indicates that the initiation of the first study in Vietnam will not be dependent on results from this study. Nevertheless, it is considered that initiating a study in the region ahead of the first Vietnam study will be very helpful in securing regulatory approval in Vietnam and, together with the studies in Vietnam it will also provide valuable information on the uptake of the vaccine in individuals of different genetic backgrounds.
The study will be performed at the Clinical Trial Centre based at Seoul National University (SNU), South Korea. Ethics approval submissions have been made and initial discussions have taken place with the Korean FDA. A submission to Korean FDA is being made on the 30th June 2004. It is planned to dose the first subject during the first week of October 2004. Initiation of studies in Viet Nam is not dependant on data from this study in Korea.
In summary, Microscience has developed a novel single dose oral vaccine that has shown to be safe and immunogenic in healthy U.K. and North American volunteers. There is clearly an unmet medical need in the market for a vaccine that can overcome the compliance issues associated with multi-dose vaccines, provide good immunological memory after a single dose and potentially have increased efficacy. Such a vaccine could potentially have a big impact on the control of typhoid in endemic areas and also represent a big improvement for prevention of typhoid to traveller’s to those areas.
It is considered that the Microscience product is the lead improved typhoid vaccine in development. It has been developed under a Company sponsored IND and is now in Phase II development in outpatient studies in the US. The clinical studies have used a product manufactured from a process that is capable of being commercialised and it is delivered in a commercial presentation that is acceptable to regulatory authorities.

Name of applicant:	[**]
(d)	Describe the workplan (this should not be more than four pages, excluding the project timeline)
Cover experimental design and methods to be used in this investigation.
•	Identify up to three scientific objectives clearly within the workplan.

•	Present the project timescale visually as a Gantt chart or other project timeline profile as a one-page appendix to this application form.
The project timescale is presented as Appendix B.

Objective 1. Initiation of a Phase II programme in Viet Nam in healthy adult volunteers and children
Objectives/key tasks
•	Identification of site. Responsibility of the clinical investigators [**]. It is important that phase II safety and immunogenicity data is generated in subjects representative of the target population for the field study. It is therefore intended that a number of the phase II studies will be performed in the endemic region in the Mekong Delta. However, at least the first study, in adult volunteers, will be undertaken under well-controlled conditions at the Oxford University Clinical Research Unit at the Hospital of Tropical Diseases in Ho Chi Minh City. This will ensure that technology is transferred, staff are trained and the regulatory approval process is undertaken as efficiently as possible, prior to moving the programme into the endemic region. Once vaccine safety has been adequately demonstrated in this study approval will be sought to perform subsequent studies in the endemic region.

•	Clinical protocol development. Individual protocols will be written for each of the studies. The protocols will be owned by Microscience but developed jointly by Microscience and the clinical investigators ([**]).

•	Regulatory approval. Microscience will be responsible for obtaining regulatory approval for the clinical studies and for field site development. Approval will be sought from both the Vietnamese and US regulatory agencies, as it is intended that the clinical studies will be performed under the US IND that is held for this product by Microscience.

•	Local ethics approval. The clinical investigators ([**]) will be responsible for obtaining ethics approval from the local Independent Review Board (IRB). Microscience and the clinical investigators ([**]) will be responsible for preparing the documentation required for submission.

•	Assay transfer. Assay transfer from Microscience to the Hospital for Tropical Diseases is the responsibility of both parties and is expected to take 1 month. The immunoassays being used for these studies have been standardised at Microscience. Assay transfer will ensure that assay performance is comparable at the Hospital for Tropical Diseases, at Microscience and in previous clinical studies. The process involves performing the assays multiple times using reference samples. Transfer will be considered successful once an analyst has performed a pre-defined number of assays that have each met the validity criteria.

•	Manufacture and release of clinical material. Responsibility of Microscience.
The clinical material will be vaccine, placebo and [**], manufactured to cGMP. [**]
Adult study. It is anticipated that existing batches of vaccine, placebo and [**] will be used for the adult study; only packaging and labelling will be required for this study. Following review of packaging and labelling batch records and receipt of regulatory and ethics approval, the material will be released by Microscience for use in the clinic.
Studies in children. New batches of vaccine and placebo will be manufactured in Q1 2005 for the studies in children. Following packaging and labelling, review of manufacturing batch records and receipt of regulatory and ethics approval, the material will be released by Microscience for use in the clinic.
Screening and recruitment of subjects. Responsibility of the clinical investigators ([**]). To begin once regulatory and ethics approval have been obtained. For each subject screening has to occur within 28 days of dosing. All efforts will be put in place to obtain written consent that is informed and given voluntarily as described in Appendix C.

Name of applicant:	[**]

(d)	Workplan (continued)
Objective 2. Preparation of field site for Phase III study
Objectives/key tasks
•	Identification of site. [**] will have joint responsibility.
The decision as to which area will be the site for the efficacy study and therefore for surveillance will be based on known levels of incidence as defined by current government statistics, predicted levels of incidence and the ease with which the required infrastructure can be put in place. The site will be in the Mekong Delta region of Viet Nam. This area has been chosen because population based surveillance studies for typhoid fever have previously been carried out in this region in 1995/1996. (8) It was found that the incidence level was high (overall it was 198 per 109 of the general population). The highest attack rate was among the 5-9 year olds and lowest in the >30 year olds. It was concluded from these studies that typhoid fever is highly endemic in Viet Nam and is a significant disease in both pre-school and school aged children. A region in the Mekong Delta [**] has been selected for this proposal.
A typhoid surveillance study will be conducted in the proposed field-site and data will be collected for at least one year prior to phase III immunization commencing and will continue throughout the duration of the efficacy study. The end-point of the pre-study surveillance will be a rate of incidence of typhoid fever in the study population. These data will be used to determine the number of subjects to be entered into the phase III efficacy study.
•	Establishment of infrastucture. [**] will have joint responsibility.

•	Perform Census. [**]will have joint responsibility.
A census will be performed in the study area. [**] Each of these households and each individual residing in the household is given a unique identification number (ID#), which is used for all interactions that occur as part of the study. ID numbers will be allocated based on the serial number of the census form, and the sequential order within each household. The aims of the census will be as follows: To assign a unique study number to each household
•	To assign a unique study identification number of each individual resident in the household

•	To obtain base-line data on socio-economic status, health seeking behaviour, prior typhoid vaccine usage and potential typhoid risk factors

•	To provide the household members with information on the project
•	Establish and provide training in diagnostic tools. [**] will have joint responsibility.

•	Disease surveillance, [**] will have joint responsibility.
The surveillance system will rely on patients attending existing healthcare facilities in the endemic region (government health care facilities and participating private healthcare physicians). This healthcare facility-based passive surveillance system will be aimed at detecting the majority of reported cases of typhoid fever among study participants seeking medical care. Medical personnel will interview, examine, and obtain a venous blood specimen for laboratory investigation from all patients living in the study area with [**]
All relevant clinical information will be recorded using standard procedures and will include: date and time of examination; name; study ID number; age and gender; full address; name of head of household; number of days since disease began; symptoms and signs of the disease. The venous blood sample will be taken to identify the presence of S. typhi by blood culture. Serum will also be taken for typhoid fever serological assays.
Typhoid fever proven cases will be given antibiotic treatment as appropriate. It is anticipated that S. typhi resistance patterns will be monitored regularly throughout the study.
A crucial feature of the surveillance programme will be the accurate identification of all patients attending healthcare facilities, who are study participants. To accomplish this, each clinical supervisor will attempt to identify patient ID numbers using a computer search programme (for names, age ranges, dates of birth, sex, names of the head of households).
Additionally, all culture-proven cases and positive serological cases will be visited at home to confirm the identification of the patient; to assess clinical progress; to assess any typhoid fever-related disability; to determine typhoid carrier status and to apply a verbal autopsy when needed. Culture-proven typhoid fever cases will be visited [**] after onset of illness. Follow-up questionnaires will be completed at each visit. Stool samples will also be collected at the end of the post-immunization [**] year follow-up on all typhoid fever cases during a home visit, with the aim of identifying typhoid carriers.

Objective 3. Demonstration of safety, tolerability and immunogenicity in Vietnamese adults and children
The clinical programme will involve Vietnamese subjects of a broad age range (approximately 30-5 years) and will be run as a series of age-descending studies as it will be important to demonstrate that the vaccine is safe when administered to adults and adolescents prior to administering it to children. Volunteers will be stratified into three different age brackets: adults (18-30 years); older children (10-18 years); young children (5-10 years).
A. Study to demonstrate safety, tolerability and immunogenicity in healthy Vietnamese adults
The purpose of the study is to evaluate the immunogenicity and safety of [**] S. typhi (Ty2 aroC¯ ssaV¯ ) ZH9 oral typhoid vaccine in approximately [**] healthy adult volunteers (age 18 – 30 years inclusive) from Viet Nam. The study will be a single centre, single-blind, placebo-controlled, randomised study. The study schedule is show in Table 12.1. The study design will be such that there will be two groups of subjects, Group 1 will receive vaccine and Group 2 will receive placebo.
Table 12.1 Study schedule for study in healthy adult volunteers

Visit	Screen	1	2	3	4	5	6
Day	-28 to – 2	0	1	7	10	14	28
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Objectives/key tasks
•	Dosing. Responsibility of the clinical investigators ([**]).
Following completion of the screening assessments subjects who satisfy the study entry criteria will be randomised to one of the two treatment groups and will receive medication on Day 0. Subjects will be split into at least [**] cohorts for dosing. The time between dosing each cohort may be at least [**] weeks; it may therefore take [**] weeks to complete dosing of all subjects. The size of the cohorts will be governed by the number of [**] samples that can be processed on one occasion. In each cohort some subjects will receive vaccine and some will receive placebo. The vaccine will be nominal dose of [**] typhoid vaccine administered in [**] of presentation solution. Placebo will also be administered in [**] of presentation solution. Vaccine will be prepared in the pharmacy and administered to the subjects within [**] minutes of preparation.
Subjects will return to the investigative site on study Days [**] for assessment of safety and immunogenicity and to provide blood, urine and stool samples as required. Subjects will record their temperatures on a Diary Card for the first [**] days following dosing and will return to the clinic for additional visits should they develop fever.
•	Evaluation of safety. Responsibility for the clinical investigators ([**]).
The primary safety endpoints for the study are the proportion of subjects:
•	reporting adverse events during the study, particularly a fever of more than [**]° C, attributable to the study medication.
The secondary safety endpoints are the proportion of subjects:
•	withdrawn from the study due to adverse events, including bacteraemia attributed to study medication

•	demonstrating bacteraemia, attributable to the study medication

•	demonstrating persistent faecal shedding ([**]) of S. typhi (Ty2 aroC¯ ssaV¯ ) ZH9, in stools

•	with changes in laboratory parameters from Day 0 to post treatment which are considered clinically significant
•	Completion of immunoassays. Responsibility of the clinical investigators ([**]).
As in previous studies in the UK and US, immunogenicity will be assessed by measuring immune response against S. typhi lipopolysaccharide (LPS); using the [**] to measure numbers of circulating antibody secreting cells producing anti-LPS IgA, and an ELISA assay to measure serum IgG response against LPS. Subjects will be considered to have an immune response if they achieve the following: a [**].
[**]. ELISA assays will be performed on frozen serum samples. It is anticipated that data from the pivotal immunoassays, [**] to detect secretory IgA against LPS and ELISA to detect serum IgG against LPS, will be available for review within [**] weeks of dosing the first subject.
•	Monitoring of study (safety and GCP). Responsibility of Microscience.

•	Management and validation of data. Responsibility of Microscience.
Once a full dataset is available from safety assessments and from the pivotal immunoassays, the data will be evaluated by Microscience, the clinical investigators, the regulatory agencies and by the local ethics committee to establish whether it provides adequate confidence to progress to evaluation of safety and immunogenicity in children.
B. Study to demonstrate safety, tolerability and immunogenicity in Vietnamese children.
This section of the programme will involve a series of age-descending studies. The purpose is to evaluate safety and immunogenicity of the vaccine in children from 5-18 years. Approximately [**] children will be involved, stratified into 2 age groups: 10-18 years, approximately [**] subjects; 5-10 years, approximately [**] subjects.
The studies will be single centre, single-blind, placebo-controlled, randomised studies. The basic study schedules will be as for the adult study shown in Table 12.1.

Objectives/key tasks for each study
•	Dosing. Responsibility of the clinical investigators ([**]).
Group 10-18 – years it is anticipated that data from the adult study will support the use of the same dose level, [**] dose, and formulation of vaccine as was administered to adults.

Group 5-10 years — evaluation of safety data from the study in 10-18 year olds will determine whether dose escalation will be required for this study. Dose escalation will require an additional group of subjects who will receive a lower vaccine dose level (likely to be [**]).

•	Evaluation of safety. Responsibility of the clinical investigators ([**]). As for adult study.

•	Completion of Immunoassays. Responsibility of the clinical investigators ([**]).

The assays used will be the same as for the adult study.

•	Monitoring of study (safety and GCP). Responsibility of Microscience.

•	Management and validation of data. Responsibility of Microscience.
Once a full dataset is available from safety assessments and from the pivotal immunoassays, the data will be evaluated to establish whether it is adequate to support entry of children into the phase III field study.

Name of applicant:	[**]

Q13 Detail the commercial opportunities arising from this proposal:
Please refer to the guidance notes before completing. This section should be completed with input from the technology transfer office/group and address the areas outlined below. This section should be no more than 4 1/2 pages.
(a)	Intellectual property and freedom to operate (suggested 1 1/2 pages)

(b)	Competitive position (suggested 1 page)

(c)	Managing, monitoring and reporting the project (suggested 1/2 page)

(d)	Commercialization strategy (suggested 1 1/2 pages)
   Following appropriate protection of any arising intellectual property, is it intended to publish the findings of this research? ☐ Yes       ☐No

(a) Intellectual property and freedom to operate
The product is a mutated Salmonella bacterium. The ssaV gene and the aroC genes are deleted. The ssaV gene was identified as part of the Salmonella Pathogenicity Island-2 (SPI-2) using Signature Tagged Mutagenesis (STM). Both the method (STM) and the pathogenicity island, including its genes and attenuated mutants, are claimed in WO96/17951. The particular combination of an ssaV mutation with an aroC mutation is claimed in WO00/68261.
Relevant claims relating to this product and directed to genes of the SPI-2 region and attenuated mutants were initially present in WO 96/17951 and WO 00/68261. The major claims As mentioned above, these claims were subsequently filed in divisional applications which have now proceeded to grant in both the US and the EPO. In Europe, the claims provide coverage for particular DNA sequences from Salmonella virulence genes; antisense nucleic acids; bacteria having mutations in one or more particular virulence genes (one of these being ssaV); virulence genes; promoters of virulence genes; polypeptides; pharmaceutical compositions and methods of identifying compounds which reduce the ability of a microorganism to adapt to a particular environment involving selecting compounds which interfere with the function of a gene covered by the earlier claim. Similar claims have been granted to Microscience and Imperial in the US.
A further European divisional application has also been filed. This divisional application, no. 01205191.8, is also registered in the joint names of Imperial and Microscience. It is at a relatively early stage of prosecution but could, conceivably, provide useful additional peripheral protein in relation to this product. This divisional application is directed to particular DNA sequences isolated from a Salmonella genome and virulence genes containing such DNA; a method of identifying a compound which reduces the ability of a microorganism to adapt to a particular environment, and compounds identified by the method; the use of such a compound in the manufacture of a medicament for treating infection of a host organism with a particular microorganism; molecules which selectively interact with and inhibit a virulence gene; use of such compounds in manufacturing medicaments for treating hosts which have or are susceptible to an infection with the microorganism; mutant bacteria; vaccines and pharmaceutical compositions; methods of making mutant microrganisms; and methods of making a pharmaceutical formulation of a mutant microorganism. Certain claims, eg relating to DNA sequences or to antisense nucleic acids capable of interacting with and inhibiting virulence genes, have had only ‘technolocial background’ references cited against them in the EPO search report, indicating that at least some of the claimed subject matter is likely to be patentable.
The typhoid vaccine product is also covered by international application no. PCT/GB00/01749. This application has entered a very wide range of national phases. This reflects the number of territories in which typhoid is endemic.
In summary, Microscience has already obtained effective protection for its typhoid vaccine product. Further related protection can also be expected in many territories.

b) Competitive position
The principal vaccines for typhoid are currently an injectable purified capsular polysaccharide vaccine (“Vi vaccine”) and a live attenuated oral vaccine (Vivotif)
The Vi vaccine has demonstrated 55-74% efficacy and requires re-vaccination every two to three years. Typically for a polysaccharide vaccine the immune response to Vi is age related and it is poorly immunogenic in young children. It is also a T cell independent antigen and so is not able to boost a primary immune response. A Vi-conjugate vaccine is in early development in which Vi is bound to a non-toxic recombinant protein that is antigenically identical to Pseudomonas aeruginosa exotoxin A. This has been tested in a field study in Viet Nam but not in a final formulation. However, this is not expected to be a single dose vaccine.
The live oral vaccine was constructed in the pre-molecular biology era. As a consequence, the basis of the attenuation is not fully understood. The vaccination regimen for the US licensed oral vaccine product consists of four doses, one to be taken every other day, which achieves protection in approximately 60 – 70% of recipients.
There is clearly an unmet medical need in the market for a vaccine that can overcome the compliance issues associated with multi-dose vaccines, provide good immunological memory after a single dose and potentially have increased efficacy. Such a vaccine could potentially have a big impact on the control of typhoid in endemic areas and also represent a big improvement for prevention of typhoid to traveller’s to those areas.
In terms of other improved vaccines being developed. Avant Immunotherapeutics Inc. and Acambis plc are developing an oral single dose live attenuated typhoid vaccine. Avant were scheduled to commence a Phase I inpatient study (sponsored by NIAID) in 2H 2003. It is not known whether this study was initiated. Acambis have recently decided, for commercial reasons, not to invest further in their vaccine programme and they are seeking to outlicense the vaccine. This vaccine has been in development for some years and product from a commercially viable process has not yet been tested in the clinic.
The advanced product development package associated with the Microscience vaccine represents a real competitive advantage over other products in development.
Vaccines are biologicals, and as such present particular challenges in development as compared to conventional drug products. Unlike small molecules or defined peptides, they are much more difficult to characterize and control, particularly if the product is a whole cell vaccine or complex protein. Because of this, how the product is derived, characterised and manufactured becomes an important part of the product profile. The introduction of changes in product development, for example in the cell banking or manufacturing process are regarded as changes in the product. Therefore, clinical studies may have to be repeated if changes are introduced, particularly if there is no detailed product characterization data to support comparability of products.
One of the driving philosophies behind Microscience has been ‘know your product early and be the experts’. This means that prior to any Phase I study, cell banks are established from which the product will be derived, detailed product characterization data are generated, assays are developed for controlling the process and product release and the basis of a robust manufacturing process capable of being commercialized is in place. This has ensured that the product used in the early pre-clinical and clinical studies has essentially the same characteristics as that intended for marketing and that there will be no delays in moving into the later stages of clinical development
In summary it is considered that the Microscience product is the lead improved typhoid vaccine in development. It has been developed under a Company sponsored IND and is now in Phase II development in outpatient studies in the US. The clinical studies have used a product manufactured from a process that is capable of being commercialised and it is delivered in a commercial presentation that is acceptable to regulatory authorities.
Microscience’s current target market is both business and leisure travellers from industrialised countries to typhoid risk regions. The US Centres for Disease Control and Prevention (CDC) states that typhoid vaccination is recommended for travellers to areas where there is a recognised risk of exposure to S.typhi. It regards risk as greatest to travellers to the Indian subcontinent and other low-income countries (in Asia, Africa and Central and South America)

Name of applicant:	[**]

Q13 Detail the commercial opportunities arising from this proposal (continued):

The market is driven by the number of travellers to the typhoid risk regions. During 2000, there were a total of approximately 40 million visits from the US, Europe and Japan to destinations with a risk of typhoid in Africa, Asia and Central and South America. However, it must be noted that this number has been negatively impacted by world events since then.
However, the greatest need for the vaccine is in the endemic areas themselves. Typhoid fever remains a very significant global health problem with an estimated 17 to 33 million cases occurring worldwide annually resulting in 600,000 deaths throughout the world, virtually all these cases occur in the developing world. In the last few years there has been the worrying development and global spread of bacteria that are resistant to all affordable antibiotics. Over 90% of isolates in Southern Viet Nam are resistant to all first line antibiotics making the need for an effective and affordable vaccine more urgent. There are licensed vaccines available to prevent typhoid fever but these are less than ideal for control of typhoid fever in developing countries.
The current market for typhoid vaccines is about $100 million in US and Europe and around $120 million worldwide. Provided its efficacy is superior to existing vaccines, it is well tolerated and it is an oral single dose, Microscience’s vaccine should be competitively positioned to gain share in the travellers’ market from the existing typhoid vaccines.
c) Managing, monitoring and reporting the project
The overall management of the project will be the responsibility of Microscience. Microscience has a full time experienced, project manager who leads the existing project team and has been responsible for the development of the oral typhoid vaccine to date. The project team members include experienced development staff from CMC (chemistry manufacturing and control) pre-clinical, regulatory and clinical. The team is further supported by external specialists such as clinical research organisations that handle monitoring, GCP (good clinical practice) compliance and clinical data bases. It is intended that the scientific co-applicants will be integrated into the existing project team and the tasks coordinated through this structure which already has a proven track record in developing this programme. Regular project meetings will be held which will monitor the progress of the project against the project plan and deal with issues as they arise. Project reports will be issues on a monthly basis to the Wellcome Trust in a format to be agreed.
d) Planned commercial exit
The commercial market for typhoid vaccines is not large and it is difficult for Microscience to justify funding the whole programme required to gain approval of the product, either as a travellers vaccine, or in developing countries, given that the Company has a number of more commercially attractive vaccines in the portfolio. Acambis, who had a similar product in development, recently announced that they are not going to invest further resources in the project because they do not believe that they will generate the required return on investment.
However, Microscience recognises the importance of this vaccine in providing substantial healthcare benefits in the developing world and would like to ensure that if the vaccine is successful, those benefits are delivered.
The route to commercialisation of the vaccine whether it is for travellers or the developing world will involve carrying out a large efficacy study in a country where typhoid is endemic. The STA proposal is critical for taking the first steps in this process and addressing one of the key issues relating to transfer of vaccines from the developed to the developing world, that is whether the safety and immunogenicity profiles will be similar. It will be difficult to obtain further investment into the project until this key question has been answered.
If the vaccine proves to be successful in the stepping stone studies in Viet Nam it should provide leverage for obtaining additional funding, either from commercial or NGO sources.
It is therefore intended to use these data to facilitate interactions with other NGO funding groups in order to provide funding for the Phase III efficacy study that it is intended to initiate in 2006. All studies in Viet Nam will be carried out under a US IND as well as under the appropriate authority in Viet Nam in order that it is possible to eventually submit a Biologics License Application to the FDA for approval of the product in [**]. In parallel, with appropriate funding and technology transfer activities it should also be possible to get the product manufactured and approved in developing countries such as Vietnam where the vaccine has the potential to deliver considerable health care benefits.

[**]

Q13 Detail the commercial opportunities arising from this proposal (continued):

Name of applicant:	[**]

Q14	References

Please give citations in full including titles of papers and all authors.

1.	Chatfield, S.N., Roberts, M., Li, J-L, Starns, A. and Dougan, G. 1994. The use of live attenuated Salmonella for oral vaccination. In: Recombinant Vaccines in Vaccine Development: Dev. Biol. Stand. Basel, Karger 82, 35-42.

2.	Tacket, C.O, Sztein, M.B., Losonsky, G.A., Wasserman, S.S., Nataro, J.P., Edelman R., Pickard, D., Dougan, G., Chatfield, S.N. and Levine, M.M. 1997. Safety of live oral Salmonella typhi vaccine strains with deletions in htrA and aroC aroD and immune response in humans. Infect. Immun. 65, (2) p.452-456.

3.	Shea, J.E, Buezon, C.R, Gleeson C, Mundy R, Holden, D.W. Influence of the Salmonella typhimurium Pathogencity isaland 2 type III secretion system on bacterial growth in the mouse. Infect. Immun. 1999, 67(1): 213-219.

4.	Hindle Z, Chatfield SN, Phillimore J, Bentley M, Johnson J, Cosgrove CA, Ghaem-Maghami M, Sexton A, Khan M, Brennan FR, Everest P, Wu T, Pickard D, Holden DW, Dougan G, Griffin GE, House D, Santangelo JD, Khan SA, Shea JE, Feldman RG, Lewis DJ Characterization of Salmonella enterica derivatives harboring defined aroC and Salmonella pathogenicity island 2 type III secretion system (ssaV) mutations by immunization of healthy volunteers. Infect. Immun. 2002 Jul:70(7):3457-67..

5.	Shahid A Khan, Richard Stratford, Tao Wu, Nicola McKelvie, Trevor Bellaby, Zoe Hindle, Katharine A Sinha, Shayne Eltze, Piero Mastronel, Derek Pickard, Gordon Dougan, Steven N Chatfield, Frank R Brennan Salmonella typhi and S. typhimurium derivatives harbouring deletions in aromatic biosynthesis and Salmonella pathogenicity island-2 (SPI-2) genes as vaccines and vectors Vaccine 21 (2003) 538-548

6.	Kantele, A. Antibody secreting cells in the evaluation of the immunogencicty of an oral vaccine. Vaccine. 1990 (8) 321-326

7.	Ferreccio. C, Levine. M.M, Rodriguez, H, Contreras. R, Chilean Typhoid Committee.

J. Infect. Dis 1989 (159) 4 766-769

8.	Feng-Ying C. Lin, Vo Anh Ho, Phan Van Bay, Hguyen Thi Thanh Thuy, Dolores Brlyla, Tran Cong Thanh, Ha Ba Khiem, Dang Duc Trach and John B. Robbins. The epidemiology of typhoid fever in the Dong Tap Province, Mekong Delta Region of Vietnam. J. Trop. Med. Hyg. 2000 62 (5), 2000 644-648.
     Copies of references provided in Appendix D.

Q15 Research on human participants or human tissue

(a)	Does your project involve the use of human participants or human tissue?	☑ Yes	☐ No

	Please confirm that appropriate informed consent has been/will be obtained for patenting.	☑ Yes	☐ No

Please confirm that appropriate informed consent has been/will be obtained for commercial use.

	If yes, please refer to guidance notes. If the project includes studies on patients being cared for by the NHS, please also answer Q16.	☑ Yes	☐ No

(b)	Does your project involve the use of human participants or other human tissue, outside the UK?	☑ Yes	☐ No

	Please confirm that appropriate informed consent has been/will be obtained for patenting.	☑ Yes	☐ No

	Please confirm that appropriate informed consent has been/will be obtained for commercial use.	☑ Yes	☐ No

If yes, please refer to guidance notes.

(c)	Does your project involve the use of human embryos requiring a licence from the Human Fertilisation and Embryology Authority (HFEA)?	☐ Yes	☑ No

If yes, please refer to guidance notes.

(d)	Does your proposal involve research on gene therapy which requires regulatory approval?	☐ Yes	☑ No

If yes, please refer to guidance notes.

Q16 Research using NHS facilities or patients

☐ Yes	☑ No
(a) in the course of your project, do you propose to use facilities within the National Health Service and/or does your research involve patients being cared for by the NHS?
If yes, please confirm that your project is in accordance with the principles of the Statement of Partnership on Non-Commercial Research and Development in the NHS in England (or the corresponding statements in Northern Ireland, Scotland and Wales), distributed with Department of Health EL(97)77, dated 27 November 1997 (a link to this site can be found in the associated guidance notes).

N/A

(b) Which NHS provider(s) has agreed to facilitate this research?

N/A

Q17 Experiments on animals

Do your proposals involve the use of animals or animal tissue?	☐ Yes	☑ No

(a)If yes, do your proposals include procedures to be carried out on animals in the UK which require a Home Office Licence?	☐ Yes	☑ No

If yes, has the Home Secretary granted a Project Licence under the terms and the Animals (Scientific Procedures) Act 1986, authorising the proposed experiments?	☐ Yes	☐ No

If yes, state the name and address of the licensee, the Project Licence reference number, date of issue and end date.

N/A

Do you, or any other researchers associated with the project, hold a Personal Licence under the Animals (Scientific Procedures) Act 1986, permitting the procedures required for the research to be carried out?	☐ Yes	☐ No

If yes, state Personal Licence Reference Number and name of licence holder.

N/A

If no, has an application been made for such a licence?	☐ Yes	☐ No

Please give a brief explanation, including the date when an application will be made.

N/A

(b) Do your proposals involve the use of animals or animal tissue outside the UK?	☐ Yes	☑ No
If yes, give details of the local ethics committee approval that has been sought, relating this approval to the permission which would be required if the research were to be conducted in the UK.

N/A

Name of applicant:	[**]

Q18 Access to radiation sources

(a)	Will the proposed research require access to either the Synchrotron Radiation	☐ Yes	☑ No
Source (SRS) at Daresbury or the European Synchrotron Radiation Facility (ESRF) at Grenoble?

If yes, please complete the table below, providing details of beam time requested and scheduling information (anticipated usage in days.) [Beam time is counted in whole days only.]

Special
		requirements	Total
		(single bunch,	number	Number of days per annum
Synchrotron	Station	other specify)	of days	Year 1	Year 2	Year 3	Year 4	Year 5

(b) Please justify the station(s) and beam time requested (no more than 500 words).

N/A

(c)	Will the proposed research require access to a neutron source?	☐ Yes	☑ No

	If yes, complete Q18(a) and (b) above indicating that it is a neutron source that is required	.

Name of applicant:	[**]

Q19	Related applications

(a)	While this application is being considered by the Wellcome Trust, you should not submit an application to any third party to fund the proposed research which is the subject of this application. Please confirm that you agree to give the Wellcome Trust exclusivity to consider this application.	☑Yes ☐ No N/A

☐Yes ☑ No

(b)	Has this or a related application already been submitted elsewhere?	N/A

	If yes, to which organization?	N/A

If a decision has been given, what was the result?

If a decision has not yet been given, when is a decision expected? (dd/mm/yy)

(c)	What proportion of working time do the principal applicant and coapplicant(s) spend on research? (%)

What proportion of this time will the principal applicant and coapplicant(s) spend on this project? (%)

Name	% Working time on research	Project time as % of research time

(d)	Will the research project be undertaken in a Wellcome Trust Clinical Research Facility?	☑Yes ☐ No

If yes, please specify:	Clinical Research Unit, Hospital for Tropical Diseases, Ho Chi Minh, Vietnam

(e)	Will the research project be undertaken in a Wellcome Trust Centre?	☐Yes ☑ No
       If yes, this application should be accompanied by a letter of support from the Director of the Centre.

Q20 Commercial interactions

(a)	Do any of the scientific applicants hold any directorships, equity holdings, Scientific Advisory Board memberships or consultancy arrangements in companies or other organizations that may have an interest in the results of the proposed research?	☑ Yes	☐ No

If yes, please refer to guidance notes, give brief details and provide copies of relevant agreements.

[**]

(b)	Is the proposed research in whole or in part, subject to any agreements with	Yes ☑	☐ No
commercial, academic or other organizations?

If yes, give details

A consultancy agreement already exists with the International Vaccine Institute (dated 02-12-03) which relates to the project. This was set up in order for Microscience to receive advice on the development of clinical strategy and to establish the field site in Vietnam. This is attached as Appendix E.

Q21	Curriculum vitae of principal applicant

This page should be duplicated if there is more than one applicant/coapplicant/sponsor.

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Q22 Technology transfer office/group experience
Please detail relevant project management and deal-making experience of the technology transfer office/group. Give field-specific examples if available, and details of any other experience gained through exploitation of research arising from other Wellcome Trust awards (including University Translation Awards).

N/A

Q23	Curriculum vitae of named research assistant(s)

This page may be duplicated if more than one research assistant is required.

(a)	Surname:	Date of

	Forename	Nationality:

(b)	Degrees, diplomas etc. (subject, class, university and dates):

(c)	Current post (if not currently in employment, please give details of most recent post):
Position and

Institution:

Funding

Termination date of

Current basic salary and incremental
Basic salary must be shown separately from any salary enhancements or other allowance

If currently funded by a Wellcome Trust grant, please give grant reference number:

(d)	Previous posts (with dates):

(e)	Recent publications: (List no more than five publications. Please give citation in full, including title of paper and all authors)

(f)	Please confirm that you have obtained the research assistant’s consent to disclose the information provided above in accordance with the principles set out in the Wellcome Trust Data Protection statement which appears on this form. ☐

Q24	Reasons for support requested

Please refer to guidance notes before completing this section.

On this page justify (a) the scientific staff requested

The detailed budget is shown in Appendix F.
Phase Two Studies at the Hospital for Tropical Diseases
These studies will build on an existing infrastructure at the Hospital for Tropical Diseases and this will help to limit the costs. However, during the duration of the project there will clearly need to be staff that are dedicated to this work. We have therefore requested salaries for two Clinical Investigators, costs for Nursing staff and two technicians, costs to the Ward where this work will be undertaken and costs for the volunteers.
Surveillance Studies in [**] Province
The Hospital for Tropical Diseases and the Oxford University-Wellcome Trust Unit, in Viet Nam and the International Vaccine Institute has extensive experience of organizing surveillance studies similar to this. A full time Clinical Epidemiologist based in Viet Nam will be essential in coordinating all aspects of the Surveillance in [**] Province. This individual will split his (her) time between Ho Chi Minh City and [**] Province and ensure that the data is collected and stored appropriately. They will need to be senior enough to take on a considerable degree of responsibility and autonomy. This is the key appointment for this project.
The data management is a crucial point of all epidemiological studies. The IVI has extensive experience in running such projects and that knowledge will be vital to the success of these population based studies. We have requested support for a Data Manager and Statistician.
From previous experience the request for Health Care Workers, Medical Officers, Clinical Investigators, secretarial support etc is the minimum required to undertake surveillance in a population of this size. The numbers and skills of the individuals have been estimated from previous work in Viet Nam and in the region.

Q24	Reasons for support requested (continued)
     On this page justify (b) Materials and consumables and (c) Equipment and equipment maintenance requested

Phase Two Studies at the Hospital for Tropical Diseases
a) Materials and consumables.
This has been estimated from similar previous studies.
b)      Equipment
This work will build on an existing infrastructure in Viet Nam and therefore there are no equipment costs for the Phase II studies.
Surveillance Studies in [**] Province
c)      Materials and consumables
[**] will clearly need support for all the consumables required for this project as outlined in the application. This has been estimated from similar previous studies in Viet Nam.
d)      Equipment
The collaboration with [**] is clearly critical to this application and will require regular visits to maintain the links. The project will need regular and reliable transport to [**]. We have requested the support for a 4-wheel drive vehicle plus petrol, insurance and driver costs that will allow regular access.
The only reliable way to get around [**] Province to follow up individuals and families recruited into this project is via motorbike. Many of the subjects will live well off the main roads and there is no access by car. [**] but it is not well equipped. [**]. This investment in basic laboratory infrastructure is essential to ensure the highest yield from the blood culture and hence the success of this project.
The project will need to invest in computers and communications both in [**].

Q24	Reasons for support requested (continued)
     On this page justify (d) Miscellaneous costs requested

Miscellaneous costs requested
Administrative and office costs are required both in [**].
This is a multiparty project with collaborators in the UK, [**], and two centres in Viet Nam. It is important that there is regular exchange of information by e-mail and the internet but also intermittent face-to-face meetings to ensure full exchange of information.

Q24	Reasons for support requested (continued)

On this page justify (e) Use of animals. Address the following:
(i)	Why is animal use necessary? Are there any other possible approaches?

(ii)	Is the species to be used the most appropriate? This is especially important when an animal is being used as a model for a human physiological or pathological condition. Also consider whether the model is an appropriate pharmaceutical industry standard for the investigation.

(iii)	Is the number of animals required to achieve significance in the experimental design appropriate? What are the factors that might affect this? Outline the sample size calculations that have been used to estimate the number of animals required in the proposed experimental design.

  N/A
Q25 Requests for animal costs
(a) Animal species
     Indicate species of animal used:

	Year 1	Year 2	Year 3	Year 4	Year 5
(b) Purchase

Number to be purchased per annum
Source of supply and biological quality

	Year 1	Year 2	Year 3	Year 4	Year 5
Purchase price per animal

(c) Maintenance

Number of animals to be maintained

Number of weeks’ maintenance required

Cost per animal per week

(d) Experimental procedures

Types of procedure

Cost per procedure(s)

Name of applicant:

[**]

Q26 Financial details of support requested: Salaries
(a) Non-clinical research assistants (UK only)
POST 1

Name:

Level Required (specify one, two, three or four):

Period of funding sought:	From:	to:

Full-time ☐ Part-time ☐ If part-time, state percentage of full time:		%

POST 2

Name:

Level Required (specify one, two, three or four):

Period of funding sought:	From:	to:

Full-time ☐ Part-time ☐ If part-time, state percentage of full time:		%

POST 3

Name:	Grade:	Incremental date:

Start date:	End date:	Time spent on grant (%):

	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Commencing salary:
London Allowance:
Employer’s contributions: %

Sub total
POST 4

Name:	Grade:	Incremental date:

Start date:	End date:	Time spent on grant (%):

	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Commencing salary:
London Allowance:
Employer’s contributions: %

Sub total
(c) Principal investigator(s) or coapplicant seeking his/her own salary
POST 5

Name:		Level (specify one, two, three or four):

Period of funding sought:	Start date:	End date:

	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Commencing salary:
London Allowance:
Employer’s contributions: %

Sub total

Q26 Financial details of support requested (continued): Other costs
(d) Research expenses (no inflation allowable for years 2-5)

	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Materials and consumables (Please give brief description)

Subtotal
Animals
Total purchase price:
p.a.

Total maintenance cost:

Total procedure cost:

Subtotal
Miscellaneous

Subtotal

Total

Q26 Financial details of support requested (continued): Other costs
(e)	Equipment and equipment maintenance

This page may be duplicated if necessary. Please include costs for access charges and for equipment maintenance for equipment not being requested elsewhere in this grant application.

Give contact details for the University’s Director of Procurement/Head of Purchasing (or equivalent)

Name:	Tel:

Address:	Fax:

E-mail:

Preferred
Type of equipment		manufacturer	Preferred supplier	Number	Cost per
(see notes)	Equipment specification	(if known)	(if known)	of items	Item	Total cost

Total:

Signature:		Name (in full):

(University Head of Procurement)
Name of applicant:
Wellcome Trust University Translation Award Application

          [**]
Q26 FINANCIAL DETAILS OF SUPPORT REQUESTED (CONTINUED):
(F) REQUEST FOR EQUIPMENT MAINTENANCE AND ACCESS CHARGES (SEE GUIDANCE NOTES)

Type of equipment/facility for	Original source/duration of funding
which access, maintenance or	(provide Trust grant reference			Estimated usage time for applicant and
upgrade is requested	number if applicable)	Date of award	Date of purchase	other users

Wellcome Trust University Translation Award Application

Q27	SUBJECT CLASSIFICATION

(A)	SYSTEMS AND PROCESSES Choose one primary classifier (compulsory) and up to three secondary classifiers
(optional).

Primary: Drug and vaccine Development

Secondary:	Infection

Immune system
(B)	DISEASE Choose one primary classifier (compulsory) and up to three secondary classifiers
(optional).

Primary: Bacterial

Secondary:	Typhoid
(C)	DISCIPLINE Choose one primary classifier (compulsory) and up to three secondary classifiers (optional).

Primary: Clinical Research

Secondary:	Immunology

Microbiology
(D) TECHNIQUE
       Choose up to three classifiers (optional).

N/A
(E) OTHER IDENTIFIER
       Choose up to six classifiers (optional).

N/A

(f)	Check relevant subject classification box
	Basic	☐
	Clinical	☑
	Tropical	☐
	Veterinary	☐
	Translation	☐
Wellcome Trust University Translation Award Application

2.2 Revised Gantt Chart: Detailing activities to be performed in relation to the project
[Illegible chart]

2.3 Updated Objective Schedule

Objective 1
Preparation, conduct and completion of a Phase II clinical trial in Viet Nam in healthy adult volunteers
The clinical programme will involve Vietnamese subjects of a broad age range (approximately 30–5 years) and will be run as a series of age-descending studies as it will be important to demonstrate that the vaccine is safe when administered to adults and adolescents prior to administering it to children. Volunteers will be stratified into three different age brackets: adults (18–30 years); older children (10–18 years); young children (5–10 years). The initial clinical trial will focus on healthy adults.
Clinical Trial synopsis:
The purpose of the study is to evaluate the immunogenicity and safety of [**]S. typhi (Ty2 aroC ¯ssaV¯) ZH9 oral typhoid vaccine in approximately [**] healthy adult volunteers (age 18 – 30 years inclusive) from Viet Nam. The study will be a single centre, single-blind, placebo-controlled, randomised study. The study schedule is shown in Table 12.1. The study design will be such that there will be two groups of subjects. Group 1 will receive vaccine and Group 2 will receive placebo.
Table 12.1 Study schedule for study in healthy adult volunteers

Visit	Screen	1	2	3	4	5	6
Day	-28 to -2	0	1	7	10	14	28
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Following completion of the screening assessment subjects who satisfy the study entry criteria will be randomised to one of the two treatment groups and will receive medication on Day 0. Subjects will be split into at least [**] cohorts for dosing. The time between dosing each cohort may be at least [**] weeks; it may therefore take [**] weeks to complete dosing of all subjects. The size of the cohorts will be governed by the number of [**] samples that can be processed on one occasion. In each cohort some subjects will receive vaccine and some will receive placebo. The vaccine will be a nominal dose of [**] typhoid vaccine administered in [**] of presentation solution. Placebo will also be administered in [**] of presentation solution. Vaccine will be prepared in the pharmacy and administered to the subjects within [**] minutes of preparation.
Subjects will return to the investigative site on study Days [**] for assessment of safety and immunogenicity and to provide blood, urine and stool samples as required. Subjects will record their temperatures on a Diary Card for the first [**] days following dosing and will return to the clinic for additional visits should they develop fever.
The primary safety endpoints for the study are the proportion of subjects:
•	reporting adverse events during the study, particularity a fever of more than [**]° C, attributable to the study medication.
The secondary safety endpoints are the proportion of subjects:
•	withdrawn from the study due to adverse events, including bacteraemia attributed to study medication.

•	demonstrating bacteraemia, attributable to the study medication

•	demonstrating persistent faecal shedding ([**]) of S. typhi (Ty2 aroC¯ssaV¯) ZH9, in stools

•	with changes in laboratory parameters from Day 0 to post treatment which are considered clinically significant
As in previous studies in the UK and US, immunogenicity will be assessed by measuring immune responses against S. typhi lipopolysaccharide (LPS); using the [**] to measure numbers of circulating antibody secreting cells producing anti-LPS IgA, and an ELISA assay to measure serum lgG response against LPS. Subjects will be considered to have an immune response if they achieve the following: a [**]. ELISA assays will be performed on frozen serum samples. It is anticipated that data from the pivotal immunoassays, [**] to detect secretory IgA against LPS and ELISA to detect serum IgG against LPS, will be available for review within [**] weeks of dosing the first subject.
Once a full dataset is available from safety assessments and from the pivotal immunoassays, the data will be evaluated by Microscience, the clinical investigators, the regulatory agencies and by the local ethics committee to establish whether it provides adequate confidence to progress to evaluation of safety and immunogenicity in children.

Objectives/key tasks/responsibilities:
•	Identification of site: Responsibility of the clinical investigators [**]. It is important that phase II safety and immunogenicity data is generated in subjects representative of the target population for the field study. It is therefore intended that a number of the phase II studies will be performed in the endemic region in the Mekong Delta. However, at least the first study, in adult volunteers, will be undertaken under well-controlled conditions at the Oxford University Clinical Research Unit at the Hospital of Tropical Diseases in Ho Chi Minh City. This will ensure that technology is transferred, staff are trained and the regulatory approval process is undertaken as efficiently as possible, prior to moving the programme into the endemic region. Once vaccine safety has been adequately demonstrated in this study approval will be sought to perform subsequent studies in the endemic region.

•	Clinical protocol development: The protocol will be owned by Microscience but developed jointly by Microscience and the clinical investigators ([**]).

•	Regulatory approval: Microscience will be responsible for obtaining regulatory approval for the clinical study. Approval will be sought from both the Vietnamese and US regulatory agencies, as it is intended that the clinical programme will be performed under the existing US IND that is held for this product by Microscience.

•	Local ethics approval: The clinical investigators ([**]) will be responsible for obtaining ethics approval from the local Independent Review Board (IRB). Microscience and the clinical investigators ([**]) will be responsible for preparing the documentation required for submission.

•	Assay transfer: Assay transfer from Microscience to the Hospital for Tropical Diseases is the responsibility of both parties and is expected to take 1 month. The immunoassays being used for these studies have been standardised at Microscience. Assay transfer will ensure that assay performance is comparable at the Hospital for Tropical Diseases, at Microscience and in previous clinical studies. The process involves performing the assays multiple times using reference samples. Transfer will be considered successful once an analyst has performed a pre-defined number of assays that have each met the validity criteria.

•	Manufacture and release of clinical material: Responsibility of Microscience. The clinical material will be vaccine, placebo and [**], manufactured to cGMP. [**]

It is anticipated that existing batches of vaccine, placebo and [**] will be used for the adult study; only packaging and labelling will be required for this study. Following review of packaging and labelling batch records and receipt of regulatory and ethics approval, the material will be released by Microscience for use in the clinic.
•	Screening and recruitment of subjects: Responsibility of the clinical investigators ([**]). To begin once regulatory and ethics approval have been obtained. For each subject screening has to occur within 28 days of dosing. All efforts will be put in place to obtain written consent that is informed and given voluntarily as described in Appendix C.

•	Dosing: Responsibility of the clinical investigators ([**])

•	Evaluation of safety: Responsibility of the clinical investigators ([**]).

•	Completion of immunoassays: Responsibility of the clinical investigators ([**]).

•	Monitoring of study (safety and GCP): Responsibility of Microscience.

•	Management and validation of data: Responsibility of Microscience.

Objective 2
Preparation, conduct and completion of two Phase II clinical trials to demonstrate safety, tolerability and immunogenicity in Vietnamese adolescents and children living in an endemic region
Following completion of the adult study in a non-endemic region, this section of the programme will involve a series of age-descending studies. The purpose is to evaluate safety and immunogenicity of the vaccine in children and adolescents from 5-18 years. Approximately [**] children will be involved, stratified into two age groups: 10–18 years, approximately [**] subjects; 5–10 years, approximately [**] subjects. The vaccine will be administered initially to adolescents and then to children. These studies will be conducted in the endemic area that will be selected as a potential site for the phase III efficacy study.
The studies will be single centre, single-blind, placebo-controlled, randomised studies. The basic study schedules will be as for the adult study shown in Table 12.1.
Objectives/key tasks for each study
•	New batches of vaccine and placebo will be manufactured in 2005 for the studies in children. Following packaging and labelling, review of the manufacturing batch records and receipt of regulatory and ethics approval, the material will be released by Microscience for use in the clinic.

•	Dosing. Responsibility of the clinical investigators ([**]). Group 10–18 years — it is anticipated that data from the adult study will support the use of the same dose level, [**] nominal dose, and formulation of vaccine as was administered to adults.

Group 5-10 years – evaluation of safety data from the study in 10-18 year olds will determine whether dose escalation will be required for this study. Dose escalation will require and additional group of subjects who will receive a lower vaccine dose level (likely to be [**]).

•	Evaluation of safety. Responsibility of the clinical investigators ([**]). As for adult study.

•	Completion of immunoassays. Responsibility of the clinical investigators ([**]). The assays used will be the same as for the adult study.

•	Monitoring of study (safety and GCP). Responsibility of Microscience.

•	Management and validation of data. Responsibility of Microscience.
Once a full dataset is available from safety assessments and from the pivotal immunoassays, the data will be evaluated to establish whether it is adequate to support entry of children into the phase III field study.

Objective 3
Preparation of field site for Phase III study
The activities listed below, necessary for the completion of Objective 3, will not commence until adequate funding of the phase III clinical development programme has been secured, likely either through a commercial collaboration with a pharmaceutical partner or through an NGO collaboration.
Objectives/key tasks
• Identification of site. [**] will have joint responsibility. The decision as to which area will be the site for the efficacy study and therefore for surveillance will be based on known levels of incidence as defined by current government statistics, predicted levels of incidence and the ease with which the required infrastructure can be put in place. The site will be in the Mekong Delta region of Viet Nam. This area has been chosen because population based surveillance studies for typhoid fever have previously been carried out in this region in 1995/1996. (8) It was found that the incidence level was high (overall it was 198 per 105 of the general population). The highest attack rate was among the 5-9 year olds and lowest in the >30 year olds. It was concluded from these studies that typhoid fever is highly endemic in Viet Nam and is a significant disease in both pre-school and school aged children. A region in the Mekong Delta ([**]) has been selected for this proposal.
A typhoid surveillance study will be conducted in the proposed field-site and data will be collected for at least one year prior to phase III immunication commencing and will continue throughout the duration of the efficacy study. The end-point of the pre-study surveillance will be a rate of incidence of typhoid fever in the study population. These data will be used to determine the number of subjects to be entered into the phase III efficacy study.
•	Establishment of infrastructure. [**] will have joint responsibility.

•	Perform Census. [**] will have joint responsibility.
A census will be performed in the study area. [**]. Each of these households and each individual residing in the household is given a unique identification number (ID#), which is used for all interactions that occur as part of the study. ID numbers will be allocated based on the serial number of the census form, and the sequential order within each household. The aims of the census will be as follows:
•	To assign a unique study number to each household

•	To assign a unique study identification number to each individual resident in the household

•	To obtain base-line data on socio-economic status, health seeking behaviour, prior typhoid vaccine usage and potential typhoid risk factors

•	To provide the household members with information on the project
•	Establish and provide training in diagnostic tools. [**] will have joint responsibility.

         •           Disease surveillance. [**] will have joint responsibility.
The surveillance system will rely on patients attending existing healthcare facilities in the endemic region (government health care facilities and participating private healthcare physicians). This healthcare facility-basedpassive surveillance system will be aimed at detecting the majority of reported cases of typhoid fever among study participants seeking medical care. Medical personnel will interview, examine, and obtain a venous blood specimen for laboratory investigation from all patients living in the study area with [**].
All relevant clinical information will be recorded using standard procedures and will include; date and time of examination; name; study ID number; age and gender; full address; name of head of household; number of days since disease began; symptoms and signs of the disease. The venous blood sample will be taken to identify the presence of S. typhi by blood culture. Serum will also be taken for typhoid fever serological assays.
Typhoid fever proven cases will be given antibiotic treatment as appropriate. It is anticipated that S. typhi resistance patterns will be monitored regularly throughout the study.
A crucial feature of the surveillance programme will be the accurate identification of all patients attending healthcare facilities, who are study participants. To accomplish this, each clinical supervisor will attempt to identify patient ID numbers using a computer search programme (for names, age ranges, dates of birth, sex, names of the head of households).
Additionally, all culture-proven cases and positive serological cases will be visited at home to confirm the identification of the patient; to assess clinical progress; to assess any typhoid fever-related disability; to determine typhoid carrier status and to apply a verbal autopsy when needed.
Culture-proven typhoid fever cases will be visited [**] after onset of illness. Follow-up questionnaires will be completed at each visit. Stool samples will also be collected at the end of the post-immunization [**] year follow-up on all typhoid fever cases during a home visit, with the aim of identifying typhoid carriers.

2.4 Updated Budget
Appendix F
Summary of Costs

	US $	GB £*
Phase II clinical studies Viet Nam	[**]	[**]

Personnel costs (research fellow, data manager)	[**]	[**]

Manufacturing costs	[**]	[**]

Surveillance	[**]	[**]

Microscience resource costs	[**]	[**]

*Exchange Rate 1GBP = 1.65US$

TOTAL	[**]	[**]
Objective 1:
     Preparation, conduct and completion of phase II adult study in Ho Chi Minh City
Objective 2:
     Preparation, conduct and completion of phase II adolescent and children’s studies in endemic area
     Manufacturing additional phase II clinical trial material for adolescent and children’s studies
Objective 3:
Preparation of field site for phase III study
     Start of objective 3 activities flexible, dependent on partnering / further NGO funding

Schedule 3
Background Intellectual Property
Background Intellectual Property – some of the Background Intellectual Property is jointly owned with Imperial College Innovations Limited but, as between Imperial College Innovations Limited and Microscience Limited, Microscience Limited has the sole right to grant further licences of such Background Intellectual Property
1.	“Identification of Genes” Patent application WO 96/17951

2.	“Attenuated Microorganisms for the Treatment of Infection” Patent Application WO 00/68261
The Background Intellectual Property is subject to the following Encumbrances:
1.	A loan note facility dated 6th October 2004 provided by the existing investment syndicate to Microscience to fund the working capital requirements of the group pending agreement of a series C financing round; and

2.	Fixed and floating charges over all Microscience assets, including the rights and benefits of this Agreement, in favour of the holders of loan notes to secure loan notes provided under a loan note agreement dated 6th October 2004.

Schedule 4
Microscience Territory
Australia
New Zealand
Canada
European Union (including any new member states that join the European Union while this Agreement is in force, provided that if any such new member state of the European Union has become part of the Trust Territory by virtue of the provisions of Clause 10 before it becomes part of the European Union, that member state shall not become part of the Microscience Territory)
European Free Trade Area (EFTA)
Japan
Norway
United States of America

Schedule 5
Microscience Option Territory
All countries, dominions, protectorates, colonies and other territories of the world not set out in Schedule 4.

Schedule 6
Press Release and Statement

A	Microscience Press Release
Microscience PLC
Wellcome Trust makes £1.95 Million Programme Related Investment to Advance
Microscience’s Phase II Typhoid Vaccine Programme in South East Asia
Wokingham, UK, [Date]: Microscience PLC announces that it has been awarded a Wellcome Trust Strategic Translation Award (STA) of £1.95 million to advance the clinical development of Microscience’s drinkable typhoid vaccine programme. This is the largest single STA ever made by the Wellcome Trust.
Wellcome Trust STAs aim to provide vital financial bridging for important healthcare programmes and are awarded to researchers in fields of strategic importance to the Wellcome Trust and that address major unmet healthcare needs. The Microscience single-dose drinkable vaccine targets a significant medical need for both travellers to typhoid-endemic areas and the endemic population in large areas of the developing world.
Beginning in early 2005, Microscience, with this financial support from the Wellcome Trust, will undertake the next stage of the Phase II clinical development programme of its oral typhoid vaccine, set up a surveillance programme to determine demographics and disease prevalence in the region and prepare the field-site for the Phase III efficacy study. As the incidence of disease in typhoid endemic regions tends to be the most prevalent in children, this population will form a key element of the Phase III efficacy study.
The programme will be undertaken in conjunction with the Hospital for Tropical Diseases in Ho Chi Minh City, Viet Nam and Oxford University, UK. This long-standing collaboration focusing on infectious diseases important in Viet Nam has been funded by the Wellcome Trust since 1991.
The first study will evaluate safety and immunogenicity in adult volunteers in a controlled setting in Ho Chi Minh City and is planned to commence during the first half of 2005. Following the completion of this study, a series of age-descending Phase II studies will be carried out prior to the large-scale Phase III field study.
Previous trials with this drinkable vaccine in over 100 subjects in the US and UK showed it to be highly immunogenic at a single dose with a good safety profile.
Rod Richards, Chief Executive Officer of Microscience, commented:

“The sizeable grant awarded to Microscience by the Wellcome Trust is a clear recognition of the need for a new and effective typhoid vaccine and a significant endorsement of our proprietary approach. The STA investment and collaboration gives us the momentum needed to move into large-scale field studies. It will enable us to pursue a clear path to commercialisation for our typhoid vaccine, with the potential to address healthcare needs to both tourists and business travellers from Europe and North America as well as the needs of the developing world.”
Dr. Jeremy Farrar, Director of the Oxford University-Wellcome Trust Clinical Research Unit in Viet Nam, said: “Typhoid is almost untreatable in parts of Viet Nam because of drug resistance. Therefore an easy-to-use vaccine like this could be of tremendous value in preventing infection in parts of the world where typhoid remains such an important disease.”
Dr Ted Bianco, Director of the Wellcome Trust’s Technology Transfer Division said: “Our ultimate goal is to translate research into better healthcare and to facilitate the dissemination of new technologies to maximise the benefit to society globally. This vaccine trial is an excellent example of how we can assist in the development of a promising new product with a view to exploring its usefulness in areas beyond the main commercial markets but where the disease is a particular problem.”
- Ends -
Enquiries:

Microscience	+ 44 (0)118 944 3300

Rod Richards, Chief Executive Officer

Weber Shandwick Square Mile	+ 44 (0)20 7067 0700
Sarah MacLeod / Yvonne Alexander
Notes to Editors
About Typhoid
Typhoid is caused by the Salmonella typhi bacterium and is transmitted via contaminated drinking water or food. Infection typically causes sustained fever, headache, constipation,

malaise, stomach pains, anorexia and myalgia. In severe cases, patients experience confusion, delirium and intestinal perforation, leading to death in some cases.
According to World Health Organisation estimates, between 17 to 33 million cases of typhoid fever occur annually worldwide. The infection results in approximately 400 travellers returning to the US each year having contracted the disease abroad and in approximately 600,000 deaths annually worldwide, of which 70% occur in Asia.
Current Treatment
Antibiotics are used to treat the disease and usually lead to recovery commencing within four days. Without antibiotic therapy, the mortality rate is up to 30 per cent. In recent years, strains exhibiting resistance to some of the antibiotics have emerged, driving demand for an effective prophylactic vaccine for travellers to “high-risk” areas. There are currently injectible vaccines available however, there is an unmet need and significant opportunity for an efficacious oral, single dose vaccine that would prevent the need for injection.
Microscience Drinkable Typhoid Vaccine
The advent of modern molecular biology techniques has led to the identification of several genes that are essential for the in vivo growth and survival of the organism. This has provided new gene targets for attenuation, leading to the concept that introducing defined non-reverting mutations into selected genes known to be involved in virulence can ‘rationally’ attenuate future vaccine strains. This has facilitated the development of improved vaccines, particularly in terms of increasing the immunogenicity and therefore reducing the number of doses that have to be administered.
Microscience’s new single-dose, drinkable, typhoid vaccine contains independently attenuating deletions in two genes, aroC and ssaV. The aroC gene encodes chorismate synthase, an enzyme involved in the biosynthesis of aromatic compounds, aro mutations are well described as being attenuating for Salmonella in humans. The ssaV gene is encoded on Salmonella Pathogenicity Island 2 (SPI-2). SPI-2 encodes a type III secretion system and ssaV is a structural gene encoding part of the secretion apparatus. The deletion of the ssaV gene prevents the bacteria replicating inside the antigen presenting cell.
The Microscience vaccine stimulates not only a systemic antibody response but also unlike injectible typhoid vaccines stimulates an immune response at the mucosal surface in the gut. This is important as this is the first line of defence following exposure to typhoid.
Clinical Development to Date
To date, three clinical studies involving over 100 healthy adult volunteers have been conducted. These studies showed the vaccine to be highly immunogenic, generating both systemic and mucosal responses, at a single dose with a good safety profile. In trials it has been administered in a presentation suitable for commercialisation.

Strategic Translation Awards (STAs)
The WT seek collaborations with industry or academia that can achieve commercialization of new technologies and products. Technology Transfer at the Wellcome Trust proactively seek applications from development scientists conducting research in strategic areas who wish to work in partnership with the Trust to achieve the commercial translation of targeted technologies. Collaborating researchers benefit from access to the Wellcome Trust’s considerable expertise and networks.

B	Trust Statement
The safety and immunogenicity of a single dose oral typhoid vaccine in Vietnamese healthy adults and children and identification and preparation of a field site for a Phase III efficacy study.
Typhoid fever remains a major disease of the developing world. There is currently no available affordable vaccine that offers long-term protection after a single dose. Microscience aims to clinically evaluate their vaccine, already tested in studies in the UK and US, in healthy Vietnamese adults and children. In conjunction with the Wellcome Trust programme led by Dr Jeremy Farrar in Vietnam, it is also planned to set up a field site in the Mekong Delta region where future phase II and III studies can be carried out to assess whether the vaccine protects against typhoid fever following natural exposure.

DATED June 24, 2005
THE WELLCOME TRUST LIMITED
MICROSCIENCE HOLDINGS PLC
and
MICROSCIENCE LIMITED

DEED OF ASSIGNMENT AND NOVATION
relating to
INVESTMENT AGREEMENT RELATING TO
MICROSCIENCE HOLDINGS PLC

(logo)
Pinsent Masons

THIS DEED OF NOVATION is made on June 24 2005
BETWEEN
1.	THE WELLCOME TRUST LIMITED a company incorporated in England and Wales under registration number 2711000 whose registered office is at 215 Euston Road, London NW1 2BE, as trustee of the Wellcome Trust, a charity registered in England under number 210813 (the “Trust”);

2.	MICROSCIENCE HOLDINGS PLC a company incorporated in England and Wales under registration number 5106930 whose registered office is at 545 Eskdale Road, Winnersh, Wokingham, Berkshire RG41 5TU (“MS Holdings”); and

3.	MICROSCIENCE LIMITED a company incorporated in England and Wales under registration number 3270465 whose registered office is at 545 Eskdale Road, Winnersh, Wokingham, Berkshire RG41 5TU (“MS Limited”);

together the “Parties”.
WHEREAS:
A.	By an agreement (the “Agreement”) dated 18 March 2005 between the Parties, the Trust agreed, inter alia, to make a Programme Related Investment (as defined in the Agreement) by way of subscribing for ordinary shares in MS Holdings and providing further funding to MS Holdings to undertake research and development of MS Holdings’ single-dose, oral type typhoid vaccine.

B.	MS Holdings has agreed to sell its shareholding in MS Limited to a subsidiary of Emergent Biosolutions, Inc. which will mean that MS Holdings is unable to perform its obligations under the Agreement.

C.	In contemplation of the completion of the transaction set out in recital B, MS Holdings has agreed to assign to MS Limited the benefit of the Agreement, subject to the consent of such assignment by the Trust.

D.	Following the completion of the sale of the shares in MS Limited by MS Holdings (“Completion”), MS Limited wishes to perform the Agreement and (subject to this Deed) MS Limited and the Trust have agreed to release MS Holdings from its obligations under the Agreement on and with effect from Completion and the Parties have agreed that with effect from such date the rights and obligations of MS Holdings in relation to the Agreement shall be novated to and assumed by MS Limited in its own right and on its own behalf in substitution for MS Holdings.
NOW THIS DEED witnesses as follows:
1.	Assignment by MS Holdings

1.1	MS Holdings assigns to MS Limited with full title guarantee the rights, claims, liberties and full benefit of the Agreement to hold the same unto MS Limited absolutely.

1.2	At the request and cost of MS Limited, MS Holdings shall, at all times after the date of this deed, do all acts and execute all documents as may be reasonably necessary or desirable to secure the vesting in MS Limited of the benefit of the Agreement.

1.3	The Trust hereby consents to the assignment of the Agreement pursuant to this Clause, and the restriction on assignment contained in clause 20.1 of the Agreement is hereby waived in respect of such assignment.

2.	Undertaking by MS Limited

Subject to Clause 6, on and with effect from the date of Completion, MS Limited undertakes with the Trust and MS Holdings to perform and accept all obligations and liabilities arising under the Agreement on and with effect from Completion and to be bound by the terms of the Agreement in every way as if MS Limited were named therein in place of MS Holdings.

3.	Release of MS Holdings

Subject to Clause 6, on and with effect from the date of Completion, the Trust releases and discharges MS Holdings from all obligations, claims, liabilities and demands whatever arising under the Agreement on or after the date of Completion and accepts the liability of MS Limited under the Agreement in place of the liability of MS Holdings and agrees to be bound by the terms of the Agreement in every way as if MS Limited was named therein in place of MS Holdings.

4.	Intellectual Property Assignment

On and with effect from the date of Completion, MS Holdings hereby assigns with full title guarantee all its rights title and interest in the Project Intellectual Property (as defined in the Agreement) and the Background Intellectual Property (as defined in the Agreement) to MS Limited.

5.	Consequential Amendments

Subject to Clause 6, on and with effect from the date of Completion, as between the Trust and MS Limited and to the extent relevant for the purposes of carrying out their obligations under the Agreement all references in the Agreement to MS Holdings shall with respect to the rights and obligations arising on or after the date of this novation be deemed to be references to MS Limited and all other necessary amendments consequent upon the change of identity of the parties shall be deemed to be made in the Agreement.

6.	Variation of clause 8 of the Agreement

6.1	The amount of £[**] of the First Instalment paid to MS Holdings by the Trust shall be treated as a subscription by the Trust for an additional [**] A ordinary shares in the capital of MS Holdings and accordingly the figure in clause 8.1 of the Agreement of “[**]” shall be and is hereby deleted and replaced with the figure of “[**]” and clause 8.2 of the Agreement shall be deleted and left blank.

6.2	MS Holdings will immediately issue and allot to the Trust fully paid an additional [**] A ordinary shares.

7.	Extent of Novation

Nothing in this deed:
(a)	shall impose on MS Limited any obligations other than those contained in the Agreement or any liability to issue equity to the Trust; or

(b)	relieve MS Holdings from any obligations other than those contained in the Agreement.

8.	Governing law and jurisdiction

8.1	This deed and any disputes or claims arising out or in connection with its subject matter are governed by and construed in accordance with the laws of England.

8.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this deed.
IN WITNESS WHEREOF the Parties hereto have executed and delivered this document as a deed the day and year first above written.

EXECUTED AS A DEED by THE WELLCOME TRUST LIMITED as trustee of the WELLCOME TRUST acting by	) ) )	/s/ [Illegible]	/s/ [Illegible]

		Authorised Signatory	Authorised Signatory

EXECUTED AS A DEED by MICROSCIENCE HOLDINGS PLC acting by:	) )	/s/ [Illegible]	/s/ [Illegible]

		Director/Secretary	Director

EXECUTED AS A DEED by MICROSCIENCE LIMITED	)
acting by:	)	/s/ [Illegible]	/s/ [Illegible]

		Director/Secretary	Director